Exhibit 10.1

DATED 27 June 2008

FACILITY AGREEMENT

For

SAVVIS UK LIMITED

as Borrower

with

SAVVIS, INC.

as Guarantor

and

LOMBARD NORTH CENTRAL PLC

as Lender

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CONTENTS

SECTION 1 INTERPRETATION		1
1	DEFINITIONS AND INTERPRETATION	1
SECTION 2 THE FACILITIES		17
2	THE FACILITY	17
3	PURPOSE	17
4	CONDITIONS OF UTILISATION	17
5	UTILISATION OF POWER LOANS	18
SECTION 3 UTILISATION		19
6	UTILISATION	19
SECTION 4 REPAYMENT, CANCELLATION AND EARLY CANCELLATION		20
7	REPAYMENT	20
8	PREPAYMENT, CANCELLATION AND EARLY TERMINATION	20
SECTION 5 COSTS OF UTILISATION		24
9	INTEREST	24
10	COMMERCIAL LOAN PERIOD SWAP RATE AND REPAYMENT SCHEDULE	26
11	POWER LOAN PERIOD SWAP RATE AND REPAYMENT SCHEDULE	26
12	HEDGING	27
13	THE INTEREST PERIOD	28
14	CHANGES TO THE CALCULATION OF INTEREST	28
15	ARRANGEMENT FEE	30
SECTION 6 ADDITIONAL PAYMENT AND PREPAYMENT OBLIGATIONS		31
16	TAX GROSS UP AND INDEMNITIES	31
17	INCREASED COSTS	32
18	OTHER INDEMNITIES	34
19	MITIGATION BY THE LENDER	35
20	COSTS AND EXPENSES	35
SECTION 7 GUARANTEE		37
21	GUARANTEE AND INDEMNITY	37
SECTION 8 REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT		40
22	REPRESENTATIONS	40
23	INFORMATION UNDERTAKINGS	45
24	FINANCIAL COVENANTS	47
25	LETTER OF CREDIT	48
26	[DELIBERATELY LEFT BLANK]	51
27	GENERAL UNDERTAKINGS	51
28	SPECIFIC UNDERTAKINGS	54
29	INSURANCE UNDERTAKINGS	57
30	EVENTS OF DEFAULT	60
SECTION 8 CHANGES TO PARTIES		65
31	ASSIGNMENT BY THE LENDER	65
32	CHANGES TO THE OBLIGORS	65
SECTION 10 ADMINISTRATION AND INDEMNITIES		66
33	PAYMENT MECHANICS	66
34	SET-OFF	68
35	NOTICES	68
36	CALCULATIONS AND CERTIFICATES	69
37	CONDUCT OF BUSINESS BY THE LENDER	70
38	PARTIAL INVALIDITY	70
39	REMEDIES AND WAIVERS	70
40	AMENDMENTS AND WAIVERS	70

ii

41	COUNTERPARTS	70
42	GOVERNING LAW	70
43	ENFORCEMENT	71
44	AGENT FOR SERVICE OF PROCESS	71

iii

DATED 27 June 2008

PARTIES

(1)	SAVVIS UK LIMITED, a private limited company incorporated under the laws of England and Wales with registration number 03816299, and having its registered office at Eskdale Road, Winnersh Triangle, Wokingham, Berkshire RG41 5TS (the “Borrower”);

(2)	SAVVIS, INC., a Delaware Corporation (“SAVVIS, Inc.”)

(2)	Lombard North Central Plc, a company incorporated under the laws of England and Wales with registered number 00337004 and having its registered office at 3 Princess Way, Redhill, Surrey RH1 1NP (the “Lender”);

BACKGROUND

The Lender has agreed to make available to the Borrower a term loan facility of up to £35,000,000 on the terms set out herein.

OPERATIVE PROVISIONS

SECTION 1

INTERPRETATION

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Additional Cost Rate” has the meaning given to it in Schedule 4.

“Advance” means a certain amount of the Facility drawn down by the Borrower pursuant to the terms of this Agreement.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Applicable Law” means (without any limitation whatsoever):

(a)	any common or customary law, constitution, code, decision, decree, judgment, legislation, international law, order, ordinance, regulation, statute, treaty, any legislative measure, act, procedure, rule, statutory instrument, proclamation, by-law or similar instrument or matter, present or future directive, regulation, guideline, practice, concession, request or requirement whether or not having the force of law (but if not having the force of law, something with which it is customary for businesses similar to the Borrower’s business to comply) issued by (or on behalf of) any Government Entity, governmental body, agency or department or any central bank or other fiscal, monetary, regulatory, self regulatory or other authority or agency (as any of the foregoing may be amended, substituted, varied and/or consolidated from time to time); and/or

(b)	any final judgment, order, determination or award of any court, arbitral body, administrative body or tribunal from which there is no right of appeal or if there is a right of appeal such appeal is not pursued within the allowable time, wheresoever applicable and/or relevant.

“Approved Brokers” means such firm or firms of insurance brokers as approved in writing by the Lender (such approval not to be unreasonably withheld or delayed).

“Approved Insurer” means such insurance companies with an A.M. Best rating of “A” or with respect to insurance companies providing earthquake insurance, an A.M. Best rating of “A-”.

“Arrangement Fee” means the fee payable in accordance with Clause 15.

“Asset Security Agreement” means the security agreement executed by the Borrower and SAVVIS, Inc. over the Data Centre Assets and the Insurances in favour of the Lender.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, legalisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including 30 June 2009 or such other period as may be agreed at the sole discretion of the Lender.

“Available Commitment” means, the Total Commitment minus:

(a)	the amount of any Advance(s); and

(b)	in relation to any proposed Utilisation, the amount of any Advance(s) which is (or are) due to be made on or before the related proposed Utilisation Date.

“Borrower’s Business Forecast for Slough” means the business forecast provided by the Borrower to the Lender dated 20 February 2008 showing, amongst other things, the Borrower’s projected capital expenditure on and expected earnings from the Slough Data Centre.

“Borrower’s Business Report for Slough” means a report in exactly the same form as the Borrower’s Business Forecast for Slough demonstrating whether or not the LC Release Amount has been achieved by the date of such report to be delivered by the Borrower to the Lender in accordance with Clause 25.

“Break Costs” means, in the event of a termination or cancellation of the Loan or Loans (for whatever reason) or the non-receipt of any Unpaid Sum,

(a)	during the Construction Period and thereafter if the Borrower does not make the election pursuant to Clause 9.4.5, the amount (if any) by which

(i)	the interest, excluding the Margin, which the Lender should have received hereunder for the period from the date of receipt of all or any part of the Loan or that Unpaid Sum to the last day of the current month for which monthly LIBOR has been calculated during the relevant Interest Period in respect of the Loan or that Unpaid Sum, had the amount of the Loan or that Unpaid Sum received been paid on the last day of that Interest Period, exceeds

(ii)	the amount which the Lender would be able to obtain by placing an amount equal to the amount of the Loan or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current month for which monthly LIBOR has been calculated during the relevant Interest Period; and

(b)	if the Borrower makes the election pursuant to Clause 9.4.5, in respect of the Commercial Loan, during the Commercial Loan Period or, in respect of the Power Loan, during the Power Loan Period, any claim, expense, liability or loss, including a loss of a prospective profit, incurred by the Lender:

(i)	in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of the Loan or Loans and/or any Unpaid Sum; and

(ii)	in terminating, or otherwise in connection with, any interest and/or currency swap and/or any other transaction entered into (whether with another legal entity or another office or department of the Lender) to hedge any exposure arising under this Agreement or that part which the Lender determines is fairly attributable to this Agreement of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating or otherwise in connection with a number of transactions of which this Agreement is one.

“Break Gains” means, in the event of a termination or cancellation of the Loan(s) (for whatever reason):

(a)	during the Construction Period in respect of the Commercial Loan and the Power Loan Construction Period in respect of the Power Loan, and thereafter, if the Borrower does not make the election pursuant to Clause 9.4.5, the amount (if any) by which:

(i)	the amount which the Lender would be able to obtain by placing an amount equal to the principal amount received by it on deposit with a leading bank in the London Interbank Market for a period starting on the Business Day following receipt and ending on the last day of the current month for which monthly LIBOR has been calculated during the relevant Interest Period;

exceeds:

(ii)	the interest (excluding the Margin) which the Lender should have received hereunder for the period starting on the date of receipt of all or any part of the Loan and ending on the last day of the current Interest Period in respect of the Loan, had the principal amount received been paid on the last day of the month for which monthly LIBOR has been calculated during the relevant Interest Period ; and

(b)	if the Borrower makes the election pursuant to Clause 9.4.5, during the Commercial Loan Period, or any Power Loan Period, any gain achieved by the Lender:

(i)	in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of the Loan; or

(ii)	in terminating or otherwise in connection with, any interest and/or currency swap and/or any other transaction entered into (whether with another legal entity or another office or department of the Lender) to hedge any exposure arising under this Agreement or that part which the Lender determines is fairly attributable to this Agreement of the gains achieved by it in terminating or otherwise in connection with a number of transactions of which this Agreement is one.

“Business” means the operation of the Data Centres.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London.

“Class A Data Centre Assets” has the meaning given to it in the Asset Security Agreement.

“Commercial Loan” means the principal amount outstanding from time to time under this Agreement during the Commercial Loan Period.

“Commercial Loan Period” means a period of no more than sixty months commencing on the Construction Period End Date and ending on the Termination Date.

“Commercial Loan Period Swap Rate” means the rate calculated in accordance with Clause 10.

“Contractors” means those persons, other than the Borrower, which are party to the Construction Contracts.

“Construction Contracts” means all those contracts or documents from time to time entered into by or granted to, inter alia, the Borrower in connection with and necessary for the structure, construction, design, installation, commissioning and fit out of the Slough Data Centre including, without limitation, professional team appointments, construction contracts, guarantees, performance bonds, collateral warranties and bonds.

“Construction Period” means the period from the date of this Agreement to the earlier of:

(a)	1 October 2008, being the date specified in the Works Schedule as the date when the project at the Slough Data Centre is due to be completed or, if the Works Schedule is deemed to be amended in accordance with Clause 23.4.3, such later date as may be agreed in accordance with that Clause; and

(b)	the date the Lender is satisfied (acting reasonably) that all the Milestones have been achieved.

“Construction Period End Date” means the earlier to occur of :

(a)	the last day of the Availability Period; and

(b)	the last day of the Construction Period.

“Data Centre Assets” means all electrical, power, cooling and other critical infrastructure and all IT equipment and servers located at the Data Centres which are the subject of (and more particularly described in) the Asset Security Agreement from time to time and all replacements thereto which may be made in accordance with this Agreement or the Asset Security Agreement.

“Data Centres” means the Slough Data Centre, the Winnersh Data Centre and the Docklands Data Centre.

“Default” means an Event of Default or a Potential Event of Default.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing the Lender, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Docklands Data Centre” means the Borrower’s Data Centre at Greenwich View Place, Millharbour, London.

“Early Termination Date” means the date identified in any notice issued pursuant to Clause 8.3

“Environmental Approval” means any present or future permit, licence, approval, consent, ruling, variance, exemption or other authorisation required under Environmental Laws in connection with the Security Assets.

“Environmental Claim” means any claim by any governmental, judicial or regulatory authority or any other person which arises out of an Environmental Incident or an alleged Environmental Incident, an actual or alleged breach of any Environmental Law, or which relates to any Environmental Law (including any law relating to radioactive material), and for this purpose “claim” means a claim for damages, compensation, contribution, loss, injury or death, fines, penalties or any other payment of any kind including in relation to clean-up and removal, an order or direction to take, or not to take, certain action or to desist from or suspend certain action and any form of enforcement or regulatory action.

“Environmental Incident” means any release, emission, spill or discharge of Environmentally Sensitive Material in connection with any Data Centre into or upon the air, surface water, ground water or soils (including the seabed) for which the Borrower and/or any contractor, sub-contractor, operator or manager, if any, of a Data Centre is liable or may have liability under or pursuant to Environmental Laws other than in accordance with any applicable Environmental Approval.

“Environmental Law” means any Applicable Law relating to pollution, safety or protection of human health or the environment, to the use, production, reduction, mixing, handling, keeping, storing, disposal, transport or carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.

“Environmentally Sensitive Material” means and includes all pollutants, contaminants, toxic and radioactive substances, oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic, radioactive or hazardous.

“Event of Default” means any event or circumstance specified as such in Clause 30.

“Facility” means the Loan or Loans made available under the terms of this Agreement.

“Facility Office” means the office notified by the Lender to the Borrower as being the office or offices through which it will perform its obligations under this Agreement.

“Final Nova Payment” means the payment due from the Borrower to Nova CM under the relevant Construction Contract on or before 31 January 2009.

“Finance Documents” means:

(a)	this Agreement;

(b)	the Security Agreements;

(c)	each Utilisation Request (including each annex and/or schedule thereto); and

(d)	each and every other document designated as such by the Lender and the Borrower.

“Financial Covenants” means those covenants set out in Clause 24.1.

“Financial Indebtedness” means any indebtedness in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with US or UK GAAP, whichever is applicable, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Government Entity” means and includes (whether having a distinct legal personality or not):

(a)	any national government, political sub-division thereof, or local jurisdiction therein; and/or

(b)	any board, commission, department, division, organ, instrumentality, court or agency of any entity referred to in (a) above, however constituted.

“gross negligence” means, in relation to a Party, any intentional or conscious action or decision of such Party which is taken with reckless disregard for the consequences of such action or decision.

“Group” means SAVVIS, Inc. and its Subsidiaries for the time being.

“Holding Company” means any holding company within the meaning of Section 1159 companies Act 2006.

“Increased Costs” has the meaning given to it in Clause 17.1.2.

“Indicative Repayment Schedule” means the repayment schedule set out in Schedule 5.

“Initial Interest Period” means: (i) for the Advances made prior to the Construction Period End Date, the period set out in Clause 9.2.1.1; and (ii) for the Advances made during the Power Loan Construction Period, the period set out in 9.2.1.2.

“Insurance Event” means any loss or damage to Data Centre Assets, whether or not a Total Loss.

“Insurances” means:

(a)	all those policies and contracts of insurance which the Lender requires to be procured under the terms of this Agreement or the Security Agreements that insure the Data Centre Assets, or which are now or may at any time be taken out or enforced in respect of the Data Centre Assets; and

(b)	all rights and other assets derived from any such policies or contracts, including any right to a return of premium.

“Intercreditor Agreement” means an agreement dated on or about the date hereof between (1) the Lender; (2) Wells Fargo Foothill Inc. (as agent) for all Senior Lenders and all Bank Product Providers (each as defined therein); and acknowledged by (1) SAVVIS

Communications Corporation; (2) SAVVIS, Inc.; (3) SAVVIS Communications International, Inc.; (4) SAVVIS Federal Systems Inc.; and (5) the Borrower to regulate, inter alia, their relevant security interests.

“Intercompany UK Debt Subordination Agreement” means an agreement dated on or about the date hereof between (1) the Lender; (2) the Borrower and (3) SAVVIS Communications Corporation, in relation to the subordination of the payment of intercompany debt between SAVVIS Communications Corporation and the Borrower.

“Interest Letter of Credit” shall have the meaning given to it in Clause 25.2.

“Interest Period” means, in relation to an Advance, each month or part of a month during the Initial Interest Period and, thereafter, each period determined in accordance with Clause 12.1 and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3.

“Land” means the leasehold premises on which the Data Centres are situated.

“Landlord” means any person who may from time to time have any superior freehold or leasehold interest to the Borrower in the Land.

“LC Amount” has the meaning given to it in Clause 25.1.4.

“LC Release Amount” shall have the meaning given to it in Clause 25.4.4.

“Lender’s Group” means the Lender and any of its Subsidiaries from time to time and its Holding Company from time to time and any company which from time to time is a Subsidiary of its Holding Company.

“Letter of Credit” means, individually or collectively, the Original Letter of Credit, any Replacement Letter of Credit and the Interest Letter of Credit.

“Letter of Credit Bank” means (i) Wells Fargo Bank NA (if at the relevant time it has a Standard & Poor’s long term credit rating of at least A-) or (ii) any other OECD bank, or a bank Affiliate of Wells Fargo Bank NA, which the Lender may approve in writing, such approval not to be unreasonably withheld if at the relevant time such bank has a Standard & Poor’s long term credit rating of at least A-.

“LIBOR” means in relation to an Advance, a Loan, an Unpaid Sum or otherwise:

(a)	the applicable Screen Rate; or

(b)	if the applicable Screen Rate is not available, the arithmetic mean (rounded upwards to four decimal places) of the rates quoted by the Reference Banks to leading banks in the London interbank market as supplied to the Lender at its request, in each case as of 11:00 AM on the Quotation Day for the offering of deposits in the currency of that Advance, Loan or Unpaid Sum and for a period comparable to the period in respect of which LIBOR is to be determined.

“Loans” means the Commercial Loan or the Power Loan (as the context may require) and, in the plural, will mean both of them or, prior to the Construction Period End Date or the Power Loan Construction Period End Date, the aggregate of the Advances made under this Agreement.

“Losses” means any losses, liabilities, actions claims, proceedings, judgements, penalties, fines, damage, fees, costs, expenses and Taxes (regardless of when the same are incurred).

“Major Claim” means any claim or claims against the Borrower or SAVVIS, Inc. in respect of which the aggregate amount sought against the Borrower or SAVVIS, Inc. and/or any and all insurers (before adjustment for any relevant franchise or deductible) exceeds £250,000.00.

“Management Report” means an unaudited management report to be provided in accordance with Clause 23.2.5 which addresses the matters set out in Schedule 6 (Contents of Management Report).

“Mandatory Cost” means the percentage rate per annum calculated by the Lender in accordance with Schedule 4.

“Margin” means 2.8 per cent. per annum.

“Market Disruption Event” has the meaning given to it in Clause 14.2.

“Material Adverse Effect” means any event or circumstance which materially and adversely affects:

(a)	the business condition (financial or otherwise), assets, and operations of the Borrower or SAVVIS, Inc.; or

(b)	the ability of the Borrower or SAVVIS, Inc. to observe or perform any of its obligations under the Finance Documents taking into account, amongst other things, the resources immediately available to the Borrower and SAVVIS, Inc. without breaching the terms of the Finance Documents; or

(c)	the legality, validity or enforceability of any Finance Document.

“Milestone” means each of the milestones for completion of certain works as specified in the Works Schedule.

“Month” or “month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Nova CM” means Nova CM Limited, company number, 4324535 whose registered office is c/o Wilmer, Cutler, Pickering, Hale & Dorr LLP, 5th Floor Alder Castle, 10 Noble Street, London EC2V 7QJ.

“Obligor” means each of the Borrower and SAVVIS, Inc.

“Original Financial Statements” means the audited consolidated financial statements for SAVVIS, Inc. prepared in accordance with US GAAP for the financial year ended on 31 December 2007.

“Original Letter of Credit” has the meaning given to it in Clause 25.1.

“Party” means a party to this Agreement and, where the context permits or requires, a party to a Finance Document.

“Permitted Security Interests” means:

(a)	Security Interests created by the Finance Documents;

(b)	Security Interests in favour of Wells Fargo Foothill, Inc. (as lender and as agent as set out in and as defined in the Wells Fargo Facility), and its successors and assigns, including any lender which refinances or refunds the Wells Fargo Facility and which are subject to the Intercreditor Agreement;

(c)	any netting or set-off arrangement entered into by the Borrower in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Borrower but only so long as such arrangement is not established with the primary intention of preferring any lenders;

(d)	any Security arising under any finance lease retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to the Borrower in the ordinary course of business and, unless disputed in good faith, not arising as a result of any default or omission by the Borrower that is continuing for a period of more than 60 days;

(e)	any Security over any rental deposits in respect of any property leased or licensed by the Borrower in respect of amounts representing not more than 12 months’ rent for that property;

(f)	any Security over documents of title and goods as part of a documentary credit transaction;

(g)	any lien arising by operation of law or otherwise in the ordinary course of business or the construction, operation, repair or maintenance of the Data Centres, provided such liens do not secure amounts more than 60 days overdue (unless the overdue amount is being contested by the Borrower in good faith by appropriate steps or unless the Borrower obtains written consent of such overdue lien);

(h)	any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses where the Borrower is actively prosecuting or defending such proceedings or arbitration in good faith; or

(i)	Security Interests arising by operation of law in respect of taxes which are not overdue for payment or which are being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made, and, save as set out in (a), (b), (g) and (i) above, is not in respect of any of the Security Assets.

“Planning Acts” means the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990 and any regulations issued or granted under or by virtue of such Acts.

“Potential Event of Default” means any event or circumstance specified in Clause 30 which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Power Loan” means the aggregate of the Advances made in accordance with Clause 5.1 to finance the payment of, inter alia, certain amounts due from the Borrower to Slough Heat & Power and the Final Nova Payment.

“Power Loan Construction Period” means the period from the Construction Period End Date until Power Loan Construction Period End Date.

“Power Loan Construction Period End Date” means the earlier of:

(i) the date of which the Borrower has made all the payments to Slough Heat & Power in respect of the Slough Data Centre and the Final Nova Payment; and

(ii) the last day of the Availability Period.

“Power Loan Period” means the period from the Power Loan Construction Period End Date until the end of the Commercial Loan Period.

“Power Loan Swap Rate” has the meaning given to it in Clause 11.1

“Property All Risk Insurance” means an obligatory insurance as set out in Clause 25.

“Property Lease” means any lease to the Borrower of the Land on which the Data Centres are situated.

“Quarter End Date” means each of 31 March, 30 June, 30 September, 31 December and 31 March for each year.

“Quarter” means the period starting on the day after a Quarter End Date and ending on the next Quarter End Date.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, the first day of that period, unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day for that currency will be determined by the Lender in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reference Banks” means (in relation to LIBOR and Mandatory Cost) the principal London offices of The Royal Bank of Scotland Plc, Barclays Bank plc, HSBC Bank plc and Lloyds TSB Bank plc or such other banks as may be appointed by the Lender in consultation with the Borrower.

“Relevant Interbank Market” means the London interbank market.

“Relevant Period” has the meaning given to it in Clause 23.2.5.

“Repayment Dates” means the date which falls on the last Business Day of the month which is three (3) months after the Construction Period End Date and the last Business Day of each successive three month period thereafter.

“Repayment Instalment” means the amount payable by the Borrower on each Repayment Date.

“Repayment Schedule” means any schedule provided by the Lender to the Borrower in accordance with Clauses 10 or 11 detailing the date and amounts for repayment of the Loans.

“Repeating Representations” means each of the representations set out in Clauses 22.2, 22.4, 22.5.1 (but only for the purposes of the first Utilisation Date), 22.6, 22.7, 22.8, 22.9, 22.14, 22.15, 22.16, 22.17, 22.20, 22.21, 22.22, 22.23, 22.25, 22.27.3 and 22.27.4 and each and every representation (with respect to the Borrower) in any other Finance Document which is expressed to be repeated.

“Replacement Letter of Credit” has the meaning given to it in Clause 25.4.1.

“Replacement Repayment Schedule” means the repayment schedule calculated by the Lender pursuant to and in accordance with the provisions of Schedule 5 or Clause 8.6 or 17.2.3 relating to the repayment of the Commercial Loan and any Power Loan.

“Screen Rate” means the British Bankers’ Association Interest Settlement Rate for the relevant currency displayed on the appropriate page of the Reuters screen or if there is no such rate displayed on such screen then such rate as displayed on the relevant page of the Telerate screen.

“SDLT” mean stamp duty land tax.

“Secured Liabilities” means all present and future obligations and liabilities, actual or contingent, of the Borrower or SAVVIS, Inc. to the Lender under or in connection with the Finance Documents or any of them.

“Security” means the security from time to time constituted by, or pursuant to, the Security Agreements.

“Security Agreement” means any of:

(a)	the Asset Security Agreement;

(b)	the Letters of Credit;

(c)	the Intercreditor Agreement; and

(d)	the Intercompany UK Debt Subordination Agreement.

“Security Assets” shall have the meaning given to it in the Security Agreements.

“Security Interest” means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.

“Security Period” means the period beginning on the date of this Agreement and ending on the date on which the Lender is satisfied that all the Secured Liabilities have been unconditionally and irrevocably paid and discharged in full.

“Slough Data Centre” means the Borrower’s Data Centre situated at 630 Ajax Road, Slough, which at the date of this Agreement is under construction.

“Slough Heat & Power” means Slough Heat & Power Limited of 5 Vastern Road, Reading, Berkshire, RG1 8BU.

“Specified Time” means 11.00a.m.

“Sterling” and “£” means the lawful currency for the time being of the United Kingdom.

“Subsidiary” means:

(a)	a subsidiary within the meaning of section 1159 of the Companies Act 2006; and

(b)	in relation to consolidated financial statements of the Borrower, a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Taxes Act” has the meaning given to it in Clause 16.1.

“Tax Credit” has the meaning given to it in Clause 16.1.

“Tax Deduction” means a withholding or deduction for or on account of Tax from a payment under a Finance Document.

“Technical Adviser” means PTS Consulting Limited or such other person as the Lender may appoint from time to time to perform such role.

“Termination Date” means the last Repayment Date for all the Loans.

“Total Commitment” means £35,000,000 at the date of this Agreement.

“Total Loss” means the actual constructive, compromised or agreed total loss of a Data Centre Asset or Data Centre Assets, which either singularly or in aggregate have a value in excess of £250,000 immediately prior to the Total Loss Date.

“Total Loss Date” means:

(a)	in the case of an actual loss or construction loss, the date on which that loss occurred; and

(b)	in the case of a compromised, agreed or arranged Total Loss, the date on which the compromise, agreement or arrangement is made by or on behalf of the Borrower or SAVVIS, Inc. with the insurers.

“UK GAAP” means the generally accepted accounting principles in the United Kingdom of the Borrower.

“Unpaid Sum” means any sum payable but unpaid by any Obligor under the Finance Documents.

“US Dollar” and “$” means the lawful currency for the time being of the United States of America.

“US GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Advance (or Advances) is (or are) to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3.

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

“Wells Fargo Facility” means a revolving credit facility dated 10 June 2005 provided by Wells Fargo Bank NA to SAVVIS Communications Corporation evidenced by a credit agreement dated 10 June 2005, by and among SAVVIS Communications Corporation (as borrower), SAVVIS, Inc. (as guarantor), Wells Fargo Foothill Inc., as a lender and as agent as set out in and as defined in the credit agreement and any amendment or replacement thereof.

“Winding Up” means any winding up, amalgamation, reconstruction, administration, receivership, dissolution, liquidation, merger or consolidation or any analogous procedure or step in any jurisdiction.

“Winnersh Data Centre” means the Borrower’s Data Centre at Eskdale Road, Winnersh Triangle, Wokingham, Berkshire RG41 5GS.

“Works Schedule” means in respect of the Slough Data Centre the schedule of works as approved by the Lender and as set out in Schedule 7 hereto, as may be amended, varied, modified, updated or revised from time to time in accordance with Clause 23.4.3.

1.2	Construction

1.2.1	Unless a contrary indication appears, any reference in this Agreement to:

1.2.1.1	the “Lender”, the “Borrower”, the “Guarantor”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

1.2.1.2	“assets” includes present and future properties, revenues and rights of every description;

1.2.1.3	“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

1.2.1.4	“document” includes a deed and also a letter, fax or telex;

1.2.1.5	“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable Tax including VAT;

1.2.1.6	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

1.2.1.7	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

1.2.1.8	“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council.

1.2.1.9	“proceedings” means, in relation to any enforcement provision of a Finance Document, proceedings of any kind, including an application for a provisional or protective measure;

1.2.1.10	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

1.2.1.11	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

1.2.1.12	a provision of law is a reference to that provision as amended or re-enacted;

1.2.1.13	a time of day is a reference to London time;

1.2.1.14	any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of a jurisdiction other than England, be deemed to include the Lender which most nearly approximates in that jurisdiction to the English legal term;

1.2.1.15	any defined term or noun in the plural number or collective plural or in the singular number shall be interpreted with such changes as may be necessary to include the singular or the plural number or collective plural and to each and every part of such plural number or collective plural; and

1.2.1.16	“including” and “in particular” (and other cognate references) shall be construed as not limiting any general words or expressions in connection with which they are used.

1.2.2	Section, Clause and Schedule headings are for ease of reference only.

1.2.3	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.4	A Potential Event of Default is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived or remedied.

1.3	Construction of insurance provisions

In this Agreement:

“approved” means, for the purposes of Clause 25, approved in writing by the Lender.

“obligatory insurances” means, in relation to any Data Centre or the Borrower’s business, all Insurances effected, or which the Borrower is obliged to effect, under Clause 29 or any other provision of this Agreement or of another Finance Document.

“policy” in relation to any insurance, includes any document evidencing the contract of insurance or its terms.

1.4	Third party rights

1.4.1	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

1.4.2	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

1.5	Settlement or discharge conditional

Any settlement or discharge under any Finance Document between the Lender and the Borrower shall be conditional upon no security or payment to the Lender by the Borrower or any other person being set aside, adjusted or ordered to be repaid, whether under any insolvency law or otherwise.

1.6	Irrevocable payment

If the Lender considers an amount paid or discharged by, or on behalf of, the Borrower or by any other person in purported payment or discharge of an obligation of the Borrower to the Lender under the Finance Documents is capable of being avoided or otherwise set aside on the liquidation or administration of the Borrower or otherwise, then that amount shall not be considered to have been unconditionally and irrevocably paid or discharged for the purposes of the Finance Documents.

SECTION 2

THE FACILITIES

2	THE FACILITY

Subject to the terms of this Agreement, the Lender shall make available to the Borrower a term loan facility in an aggregate amount equal to £35,000,000.

3	PURPOSE

3.1	Purpose

3.1.1	The Borrower shall apply all amounts borrowed by it under the Facility in connection with the acquisition, design, construction, installation and fit out of the Slough Data Centre, all other work necessary in order to render the Slough Data Centre fully operational in accordance with the Works Schedule and all fees, costs and expenses incurred by it in connection with the Finance Documents.

3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Lender shall not have any obligation hereunder nor shall the Borrower deliver any Utilisation Request in respect of the Facility unless the Lender has received all of the documents and other evidence listed in Part I of Schedule 2 in form and substance satisfactory to the Lender prior to the delivery of the initial Utilisation Request.

4.2	Further conditions precedent

The Lender will only be obliged to comply with Clause 6.4 if on the date of a Utilisation Request and on a proposed Utilisation Date:

4.2.1.1	no Default has occurred and is continuing or would result from the proposed Advance;

4.2.1.2	the Repeating Representations to be made by the Borrower are true in all material respects;

4.2.1.3	the Lender has received all of the documents and other evidence listed in Part II of Schedule 2 and Clause 5 (where relevant), in form and substance satisfactory to the Lender prior to the delivery of the relevant Utilisation Request.

4.2.2	Notification of satisfaction of conditions precedent

The Lender shall notify the Borrower promptly upon being satisfied as to the satisfaction of the conditions precedent referred to in Clauses 4.1, 4.2 and 5.

4.2.3	Waiver of conditions precedent

4.2.3.1	If the Lender, at its discretion, permits an Advance to be borrowed before all or some of the conditions precedent referred to in Clauses 4.1, 4.2 and 5 have been satisfied, the Borrower shall ensure that those conditions are satisfied within 5 (five) Business Days after the Utilisation Date or such other date as the Lender, acting reasonably, may agree in writing with the Borrower.

4.2.3.2	The Lender agrees that it will waive the condition precedent referred to in paragraph 2.4 of Part 1 of Schedule 2 subject to the following terms:

(i)	the Borrower shall procure delivery of the Interest Letter of Credit within fourteen (14) days of the date hereof; and

(ii)	the first drawdown shall be for the amount set out in the relevant Utilisation Request, less the amount of £242,083.33 which shall be retained by the Lender and only paid to the Borrower upon satisfaction of the Borrower’s obligation in paragraph (i) above.

5	UTILISATION OF POWER LOANS

5.1	During the Power Loan Construction Period, subject always to Clauses 4.1, 4.2 and 6, the Borrower may request further Advances from the Lender in order to finance the payment of certain amounts due from the Borrower to Slough Heat & Power and the Final Nova Payment. In addition to the further conditions precedent specified in Clause 4.2, on or prior to delivery of the relevant Utilisation Request, the Borrower must provide the Lender with copies of invoices from Slough Heat & Power and, where relevant, Nova CM detailing the payments to be made by the Borrower.

SECTION 3

UTILISATION

6	UTILISATION

6.1	Delivery of a Utilisation Request

6.1.1	Subject to the terms of this Agreement, the Borrower may utilise the Facility by delivery to the Lender during the Availability Period of a duly completed Utilisation Request not later than the Specified Time. The Borrower may not issue more than one Utilisation Request in every two weeks during the Availability Period.

6.2	Completion of a Utilisation Request

6.2.1	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

6.2.1.1	the currency and the amount of the Utilisation comply with Clause 6.3 (Currency and Amount); and

6.2.1.2	it complies with Clause 6.2.2

6.2.2	The Borrower may request only one Advance in each Utilisation Request and shall confirm in any such Utilisation Request that it has paid all VAT on any payment referred to in 6.3.2.2.

6.3	Currency and amount

6.3.1	The currency specified in a Utilisation Request must be Sterling.

6.3.2	The amount of the proposed Loan must be an amount which is:

6.3.2.1	at least £500,000 or, if less, the Available Commitment; and

6.3.2.2	not more than the amount due and payable at that time to either: (i) the Contractor(s) under the terms of the Construction Contracts, upon completion of the relevant Milestones at that date as set out in Schedule 7 and as certified to the Lender in writing (in such form as the Lender may reasonably require) by the Technical Adviser; or (ii) Slough Heat & Power; or (iii) Nova CM for the Final Nova Payment.

6.3.3	In any event, the amount of the proposed Advance in a Utilisation Request relating to the Facility must be an amount which when aggregated with the other Advance(s) (if any) requested under other Utilisation Requests is not more than the Available Commitment.

6.4	Disbursement of the Loan

6.4.1	If the conditions set out in this Agreement have been met, the Lender shall make each Advance available by the Utilisation Date through its Facility Office.

6.4.2	The Borrower shall pay to the Lender the Arrangement Fee and all costs and expenses referred to in Clause 20.1.1 out of the proceeds of the First Advance and, in discharge of such obligations, the Lender shall retain out of such proceeds an amount equal to such Arrangement Fee and costs and expenses.

SECTION 4

REPAYMENT, CANCELLATION AND EARLY CANCELLATION

7	REPAYMENT

7.1	Repayment of the Loans

7.1.1	The Borrower shall repay the Loan or Loans on the dates, and in the amounts, set out in the Repayment Schedules to be provided by the Lender to the Borrower in accordance with Clauses 10 and 11 or any Replacement Repayment Schedule provided in accordance with Schedule 5 or Clauses 8.6, 10 or 11.

7.1.2	An Indicative Repayment Schedule is set out Schedule 5.

7.2	Re-borrowing

The Borrower may not re-borrow any part of the Facility which is repaid.

8	PREPAYMENT, CANCELLATION AND EARLY TERMINATION

8.1	Automatic cancellation of Facility

The unutilised Total Commitment shall be automatically cancelled at close of business on the last day of the Availability Period.

8.2	Mandatory automatic prepayment

8.2.1.1	Sale of Assets

If any of the Class A Data Centre Assets are sold in accordance with the terms of the Asset Security Agreement (and the Lender has not directed that such sales proceeds shall be used by the Borrower to acquire replacement Data Centre Assets) the Borrower shall prepay an amount of the Commercial Loan (and, thereafter (if the Commercial Loan has been paid in full) the Power Loan) together with any Break Costs (minus any Break Gains) which equals the amount of sales proceeds received by the Borrower, immediately upon receipt of such sales proceeds by the Borrower (and until such sales proceeds are paid by the Borrower to the Lender, they shall be held on trust by the Borrower for the Lender) in respect of such sale.

8.2.1.2	Application of Insurance Proceeds

(a)	For the purpose of this Clause the percentage calculations set out in sub-Clauses (b) and (c) below shall be calculated by having regard to the aggregate value of the Data Centre Assets which are the subject of an Insurance Event as at the day before such Insurance Event occurred and the aggregate value of all of the Data Centre Assets at the Affected Data Centre (as defined in Clause 8.2.1.2(c) below) as at the day before such Insurance Event occurred.

(b)	If an Insurance Event occurs to 60% (sixty per cent) or less in value of the Data Centre Assets at any Data Centre then, subject to no Event of Default having occurred and being continuing at the date of the Insurance Event, any insurance proceeds received shall, unless the Borrower elects to make a prepayment of the Loan or Loans in accordance with Clause 8.3, be applied within five (5) Business Days of receipt, in accordance with Clause 29.5.1.

(c)	If an Insurance Event occurs to more than 60% (sixty per cent) in value of the Data Centre Assets at any Data Centre (the “Affected Data Centre Assets”), then within thirty (30) days of the occurrence of the Insurance Event, the Borrower shall notify the Lender in writing as to whether the Borrower intends to use any insurance proceeds received: (i) to repair or replace the Affected Data Centre Assets; or (ii) to make a prepayment of the Loan or Loans (together with the payment of any Break Costs (less Break Gains)). Without prejudice to the Borrower’s obligation to continue paying Repayment Instalments to the Lender as and when they fall due:

(i)	If the insurance proceeds are received in full within 180 (one hundred and eighty) days of the date of the Borrower’s notice referred to above, then such insurance proceeds shall be applied by the Borrower as set out in its notice.

(ii)	If the insurance proceeds are not received in full within 180 (one hundred and eighty) days of the date of the Borrower’s notice referred to above, then the Lender and the Borrower shall enter into good faith negotiations for a maximum period of 30 (thirty) days to decide whether or not the Borrower must either:

(aa)	immediately pre-pay the Loan or Loans in an amount equal to the value of the Affected Data Centre Assets as at the day before the Insurance Event occurred; or

(bb)	provide alternative security of a type and on terms satisfactory to the Lender (the Lender’s agreement to such security not to be unreasonably withheld or delayed).

Sub-clause (aa) and (bb) above are without prejudice to the right of the parties to reach any other solution within the thirty day negotiation period which they both agree to be suitable.

Once agreement is reached, the Borrower shall comply with that agreement within the time frame agreed.

(d)	If the Borrower makes a pre-payment of the Loan or Loans in accordance with Clause (c)(ii) above, any insurance proceeds received by the Lender in respect of the Affected Data Centre Assets after the date of pre-payment shall, in the event that no Event of Default has occurred and is continuing at the time of receipt, be paid by the Lender to the Borrower within 5 (five) Business Days of receipt, or if an Event of Default has so occurred and is continuing, be retained by the Lender and applied by the Lender in repayment of any sums then due from the Borrower and thereafter the Lender shall refund to the Borrower the insurance proceeds, if any, received by the Lender in excess of the amount then due from the Borrower.

(e)	The parties agree that, provided that no Event of Default has occurred and is continuing at the time of receipt of any insurance proceeds, any insurance proceeds received (whether in the form of a cheque or otherwise) shall be paid into a bank account at such bank as the Lender may require and in respect of which both the Lender and the Borrower are authorised signatories. Subject to clause 8.2.1.2 (f), no insurance proceeds may be withdrawn from such account until the earlier of the date that the Borrower is required to either (i) pay any supplier who is supplying the relevant replacement Data Centre Assets; or (ii) make a pre-payment of the Loan or Loans under this Agreement.

(f)	Following the occurrence of an Event of Default which, if capable of being remedied, is not remedied within any grace period set out in this Agreement, any insurance proceeds shall be applied by the Lender in repayment of the Loan or Loans and the Borrower and SAVVIS, Inc. agree that they shall do all matters, acts and things that the Lender may reasonably require to procure that any insurance proceeds are be paid to the Lender to such account as the Lender may require.

8.3	Early Termination by Borrower

8.3.1	Subject to Clause 8.3.2, the Borrower may at any time, so long as no Event of Default has occurred or is continuing at that time, if it gives the Lender not less than 10 Business Days’ prior written notice, elect to terminate the Facility (or part thereof as identified in such notice) on a Repayment Date identified in such notice and prepay on the Early Termination Date the whole or such part of the Loans as well as any Break Costs (minus any Break Gains) (as calculated on the Early Termination Date) and any other amounts outstanding under the Finance Documents. Except as expressly set out in this Clause 8.3.1, no premium or penalty shall be payable in respect of any termination pursuant to this Clause 8.3.1.

8.3.2	Any partial termination and pre-payment under Clause 8.3.1 must be in an amount of at least £1,000,000 (one million pounds Sterling).

8.4	Illegality

8.4.1	If it becomes (or will become) unlawful in any jurisdiction or under Applicable Law(s) for the Lender to perform any of its obligations as contemplated by any Finance Document(s), the Lender shall promptly notify the Borrower thereof.

8.4.2	Upon the Lender notifying the Borrower pursuant to Clause 8.4.1 the Available Commitment will be immediately cancelled.

8.4.3	After the Lender notifies the Borrower pursuant to Clause 8.4.1 the Borrower shall repay the Lender the Loans, together with the Lender’s Break Costs (minus any Break Gains) (as calculated with effect from that day) and any other outstanding amounts due to the Lender at that time, on the last day of the Interest Period occurring after receipt by the Borrower of such notice or, if earlier, the date specified by the Lender in the notice (being no earlier than the last day of any applicable grace period permitted by law).

8.4.4	Any prepayment pursuant to the foregoing provisions of this Clause 8.4 shall be made in accordance with, and subject to, the relevant other provisions of this Clause 8.

8.5	Restrictions

8.5.1	Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made.

8.5.2	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid, and any Break Costs (minus any Break Gains), without premium or penalty.

8.5.3	The Borrower may not re-borrow any part of the Facility which is prepaid.

8.5.4	The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Available Commitment except at the times and in the manner expressly provided for in this Agreement.

8.5.5	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

8.6	Replacement Repayment Schedule

8.6.1	No later than five (5) Business Days prior to the Construction Period End Date (in respect of the Commercial Loan) and the Power Loan Construction Period End Date (in respect of the Power Loan) the Lender shall provide the Borrower with a Replacement Repayment Schedule showing the actual Repayment Dates and the amount of principal of the Commercial Loan or Power Loan (as appropriate) payable on each Repayment Date together with, if the Borrower has made an election in accordance with Clause 9.4.5, the amount of interest payable by the Borrower on each Repayment Date.

8.6.2	Following a partial prepayment of the Loan or Loans pursuant to or in accordance with this Clause 8, the Lender shall, applying methodology consistent with that in relation to the preparation of the Repayment Schedule, calculate a Replacement Repayment Schedule or Replacement Repayment Schedules (as appropriate) relating to the Loans and, in the absence of any manifest error, such Replacement Repayment Schedule or Replacement Repayment Schedules shall be and shall constitute the Repayment Schedule for the Loans thereafter.

SECTION 5

COSTS OF UTILISATION

9	INTEREST

9.1	Calculation of interest

9.1.1	The rate of interest for each Advance during the Construction Period or the Power Loan Construction Period is the percentage rate per annum which is the aggregate of:

9.1.1.1	monthly LIBOR plus Margin; and

9.1.1.2	Mandatory Cost, if any.

9.1.2	The rate of interest for each Interest Period during the Commercial Loan Period or the Power Loan Period is the percentage rate per annum which is the aggregate of the applicable:

9.1.2.1	Margin;

9.1.2.2	the Commercial Loan Period Swap Rate or the Power Loan Period Swap Rate (as applicable) if the Borrower makes an election in accordance with Clause 9.4.5, or monthly LIBOR or three-month LIBOR as the Borrower may elect in accordance with Clause 9.4.4; and

9.1.2.3	Mandatory Cost, if any.

9.2	Payment of interest

9.2.1	The Borrower shall pay accrued interest on the Loan or Loans:

9.2.1.1	in respect of any Advance made prior to the Construction Period End Date, on the last day of the period from the date of Utilisation of such Advance until the earlier of: (i) the Construction Period End Date; and (ii) the date the Loan is terminated or pre-paid in accordance with this Agreement; and

9.2.1.2	in respect of any Advance made during the Power Loan Construction Period, on the last day of the period from the date of Utilisation of such Advance until the earlier of: (i) the Power Loan Construction Period End Date; and (ii) the date the Loan is terminated or pre-paid in accordance with this Agreement; and

9.2.1.3	thereafter on the last day of each Interest Period during the Commercial Loan Period or the Power Loan Period (as applicable).

9.3	Default interest

9.3.1	If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) on such Unpaid Sum at the rate which is 2% per annum above the rate calculated in accordance with Clause 9.1. Any interest accruing under this Clause 9.3 shall be immediately payable by the Borrower on demand by the Lender.

9.3.2	Default interest (if unpaid) arising on any Unpaid Sum will be compounded with the Unpaid Sum at the end of each interest period applicable to that Unpaid Sum but will remain immediately payable.

9.4	Notification of rates of interest

9.4.1	Not later than five (5) Business Days before the commencement of the Initial Interest Period relating to any Advance and, thereafter, five Business Days before the commencement of each calendar month during such Initial Interest Period, the Lender shall, by way of reference only, notify the Borrower of the rate of monthly LIBOR as at such date of notification. Not later than three (3) Business Days after the commencement of each Initial Interest Period and, thereafter, five Business Days after the commencement of each calendar month during such Initial Interest Period, the Lender shall notify the Borrower of the actual rate of monthly LIBOR as at the date of commencement of such Initial Interest Period and the commencement of each calendar month during each such Initial Interest Period and which shall be the rate of LIBOR applying under Clause 9.1.1.1.

9.4.2	Not later than five (5) Business Days before the commencement of each calendar month during each Interest Period during the Commercial Loan Period and the Power Loan Period or, where the Borrower has elected that three-month LIBOR shall apply in accordance with Clause 9.4.4, not later than five (5) Business Days before the commencement of each Interest Period during the Commercial Loan Period and the Power Loan Period, the Lender shall, by way of reference only, notify the Borrower of the rate of monthly LIBOR or three-month LIBOR (as applicable) as at such date of notification. Not later than three (3) Business Days after the commencement of each calendar month during each Interest Period during the Commercial Loan Period and the Power Loan Period or, where the Borrower has elected that three-month LIBOR shall apply in accordance with Clause 9.4.4, not later than three (3) Business Days after the commencement of each Interest Period during the Commercial Loan Period and the Power Loan Period, the Lender shall notify the Borrower of the actual rate of monthly LIBOR or three-month LIBOR (as applicable) as at the commencement of each such calendar month or Interest Period and which shall be the LIBOR rate applying under Clause 9.1.2.2 for such calendar month or Interest Period.

9.4.3	The Lender shall, if the Borrower makes the election pursuant to Clause 9.4.5, notify the Borrower of the Commercial Loan Period Swap Rate in accordance with Clause 10 below and each Power Loan Period Swap Rate in accordance with Clause 11 below.

9.4.4	The Borrower may elect by written notice to the Lender, received by the Lender not later than ten (10) Business Days prior to either:

(i)	the Construction Period End Date in respect of the Commercial Loan; or

(ii)	the Power Loan Construction Period End Date in respect of the Power Loan,

that the rate to be applied in accordance with Clause 9.1.2.2 shall be either monthly LIBOR or three-month LIBOR. This rate shall then apply for the next succeeding twelve (12) months of the Commercial Loan Period or the Power Loan Period (as applicable), unless the Borrower makes an election in accordance with Clause 9.4.5.

9.4.5

The Borrower may elect by written notice to the Lender, received by the Lender not later than ten (10) Business Days prior to the Construction Period End Date or not later than ten (10) business Days prior to the last Business Day of any Interest Period thereafter (the Construction Period End Date or the last Business Day of any Interest Period thereafter, to be defined for these purposes as the “Interest Fix Date”), to fix the funding in relation to all Loans for the period immediately following the Interest Fix Date, until the date selected by the Borrower under Clause 10.2 or Clause 11.2 (as applicable). If the Lender received such notice, the terms of Clauses 10 and 11 shall apply.

9.4.6	If the Borrower does not make the election pursuant to Clause 9.4.5, the Lender shall provide the Borrower with Repayment Schedules setting out the Repayment Dates and the Repayment Instalments for the Commercial Loan Period and the Power Loan Period at least 10 Business Days before the commencement of the next Interest Period.

10	COMMERCIAL LOAN PERIOD SWAP RATE AND REPAYMENT SCHEDULE

10.1	The Commercial Loan Period Swap Rate shall be the rate notified by the Lender to the Borrower not later than five (5) Business Days before the Interest Fix Date, being the rate available as at the Interest Fix Date in the swap market for interest rates for the same currency, term and repayment profile as the Commercial Loan for the Commercial Loan Period.

10.2	If three-month LIBOR is less than 8% at such time, the Borrower may, subject to Clause 12, not later than 7 (seven) Business Days before the Interest Fix Date, request that the Commercial Loan Period Swap Rate is that rate available as at the Interest Fix Date in the swap market for interest rates for the same currency and repayment profile as the Commercial Loan, but for a period of three years only or three years and any increment of 6 (six) months, up to a maximum of 4 (four) years and six months, instead of the Commercial Loan Period. The Lender shall notify the Borrower of such rate at least 5 (five) Business Days before the Interest Fix Date.

10.3	If Clause 10.2 is applied then, no later than ten (10) Business Days prior to the last day of the period selected by the Borrower under Clause 10.2, the Borrower may elect by written notice to the Lender either: (i) that the rate to be applied for the next succeeding twelve months of the Commercial Loan Period (or shorter period if less than twelve months of the Commercial Loan Period remains) shall be either monthly LIBOR or three-month LIBOR (and thereafter Clauses 9.4.4 and 9.4.5 shall apply for any further Interest Periods); or (ii) the Borrower may elect to fix the funding in relation to all Loans for the period immediately following the end of the period selected by the Borrower under Clause 10.2 for the remainder of the Commercial Loan Period and the Lender shall notify the Borrower of the Commercial Loan Period Swap Rate, being the rate available as at the last day of the period selected by the Borrower under Clause 10.2 in the swap market for interest rates for the same currency, term and repayment profile as the Commercial Loan, for the period from the last day of the period selected by the Borrower under Clause 10.2 to the end of the Commercial Loan Period and the Lender shall provide the Borrower with a Replacement Repayment Schedule in accordance with Clause 10.4.

10.4	Within 5 Business Days of the Lender notifying the Borrower of the rate in accordance with Clause 10.1, 10.2 or 10.3, the Lender shall provide the Borrower with a Repayment Schedule setting out the Repayment Dates and the Repayment Instalments for the Commercial Loan Period or relevant part thereof. For the avoidance of doubt such Repayment Schedule will show both the amount of principal and interest payable on each Repayment Date and the Repayment Schedule shall provide that the first eight (8) Repayment Instalments for the Commercial Loan Period comprise only of interest accrued on the Commercial Loan.

11	POWER LOAN PERIOD SWAP RATE AND REPAYMENT SCHEDULE

11.1	The Power Loan Period Swap Rate shall be the rate notified by the Lender to the Borrower not later than five (5) Business Days before the Interest Fix Date, being the rate available as at the Interest Fix Date in the swap market for interest rates for the same currency, term and repayment profile as the Power Loan for the Power Loan Period.

11.2	If three-month LIBOR is less than 8% at such time, the Borrower may, subject to Clause 12, not later than 7 (seven) Business Days before the Interest Fix Date, request that the Power Loan Period Swap Rate is that rate available as at the Interest Fix Date in the swap market for interest rates for the same currency and repayment profile as the Power Loan, but for a period of three years only or three years and any increment of 6 (six) months, up to a maximum of 4 (four) years and six months, instead of the Power Loan Period. The Lender shall notify the Borrower of such rate at least 5 (five) Business Days before the Interest Fix Date.

11.3	If Clause 11.2 is applied then, no later than ten (10) Business Days prior to the last day of the period selected by the Borrower under Clause 11.2, the Borrower may elect by written notice to the Lender either: (i) that the rate to be applied for the next succeeding twelve months of the Power Loan Period (or shorter period if less than twelve months of the Power Loan Period remains) shall be either monthly LIBOR or three-month LIBOR (and thereafter Clauses 9.4.4 and 9.4.5 shall apply for any further Interest Periods); or (ii) the Borrower may elect to fix the funding in relation to all Loans for the period immediately following the end of the period selected by the Borrower under Clause 11.2 for the remainder of the Power Loan Period and the Lender shall notify the Borrower of the Power Loan Period Swap Rate, being the rate available as at the last day of the period selected by the Borrower under Clause 11.2 in the swap market for interest rates for the same currency, term and repayment profile as the Power Loan, for the period from the last day of the period selected by the Borrower under Clause 11.2 to the end of the Power Loan Period and the Lender shall provide the Borrower with a Replacement Repayment Schedule in accordance with Clause 11.4.

11.4	Within 5 Business Days of the Lender notifying the Borrower of the rate in accordance with Clause 11.2, 11.3 or 11.4, the Lender shall provide the Borrower with a Repayment Schedule setting out the Repayment Dates and the Repayment Instalments for the Power Loan Period or relevant part thereof.

11.5	For the avoidance of doubt:

11.5.1	the Power Loan Period shall be co-terminous with the Commercial Loan Period;

11.5.2	the Repayments Dates for the Power Loan shall be same as for the Commercial Loan (although the first such Repayment Date for the Power Loan shall be the Repayment Date for the Commercial Loan falling on or after the Power Loan Construction Period End Date);

11.5.3	if on any Repayment Date, the Repayment Instalment due from the Borrower on such Repayment Date in respect of the Commercial Loan comprises of interest only (as provided in Clause 10.4), the Repayment Instalment for the Power Loan falling on such Repayment Date shall also comprise of interest only and, if on any Repayment Date, the Repayment Instalment due from the Borrower on such Repayment Date in respect of the Commercial Loan comprises both principal and interest, the Repayment Instalment for the Power Loan falling on such Repayment Date shall also comprise both principal and interest.

12	HEDGING

12.1

For any period of the Commercial Loan or Power Loan where the rate of interest is not fixed in accordance with Clause 10.2, 10.3, 11.2 or 11.3, if LIBOR equals or exceeds 8% at any time following the date of the first Advance under this Agreement, then the Borrower shall, within ten (10) Business Days, following demand by the Lender, enter into such interest rate risk management strategy with RBS FM as the Lender may require for the remainder of the Construction Period and Commercial Loan Period and/or the Power Loan Construction Period and the Power Loan Period (as appropriate) as the Lender may require.

12.2	If rate of interest is fixed for any period in accordance with either Clause 10.2, 10.3, 11.2 or 11.3, and at any time during the period which the Borrower has selected and for which the rate of interest is fixed, LIBOR equals or exceeds 8%, then the Borrower shall, within ten (10) Business Days, following demand by the Lender, enter into such interest rate risk management strategy with RBS FM as the Lender may require for the remainder of the Commercial Loan Period or the Power Loan Period (as applicable) to which the then current Commercial Loan Swap rate or the Power Loan Period Swap Rate (as applicable) does not apply, as the Lender may require.

13	THE INTEREST PERIOD

13.1.1	The Initial Interest Period for any Advance made prior to the Construction Period End Date shall be that period specified in Clause 9.2.1.1 and for any Advance made during the Power Loan Construction Period shall be that period specified in Clause 9.2.1.2 and

13.1.1.1	provided that no Event of Default has occurred and is continuing (in which case Clause 30.21.2 will apply) or none of the events set out in Clause 8 which trigger a prepayment have occurred, at the Construction Period End Date, all Advances made prior to the Construction Period End Date shall be consolidated at the Construction Period End Date and treated as the Commercial Loan; and

13.1.1.2	provided that no Event of Default has occurred and is continuing (in which case Clause 30.21.2 will apply) or none of the events set out in Clause 8 which trigger a prepayment have occurred on or before the Power Loan Construction Period End Date, all Advances made during the Power Loan Construction Period shall be consolidated as at 30 June 2009 and treated as the Power Loan.

13.1.2	During the Initial Interest Period for any Advance, LIBOR shall be calculated on a monthly basis and shall be notified by the Lender to the Borrower in accordance with Clause 9.4.1.

13.1.3	Each Interest Period during the Commercial Loan Period and the Power Loan Period shall be a three month period, the last day of which shall be a Repayment Date.

13.1.4	Interest will accrue daily during the Initial Interest Period and each Interest Period thereafter.

13.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, the Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

14	CHANGES TO THE CALCULATION OF INTEREST

14.1	Absence of quotations

Subject to Clause 14.2, if the applicable LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

14.2	Market disruption

In this Agreement “Market Disruption Event” means:

14.2.1	at or about noon on the applicable Quotation Day for each month during the relevant Initial Interest Period, LIBOR cannot be determined; or

14.2.2	before close of business in London on the applicable Quotation Day(s) during the relevant Initial Interest Period, any Interest Period during either the Commercial Loan Period or the Power Loan Period or on the date the Lender is required to notify the Borrower of the Commercial Loan Period Swap Rate under Clauses 10.2 or 10.3 or the Power Loan Period Swap Rate under Clauses 11.2 or 11.3 the Lender determines that it is unable to fund the Loans or Loans due to a disruption or impairment in the ability of market participants in general to effect credit transactions.

14.3	Notification of market disruption

The Lender shall promptly notify the Borrower and each Lender of the occurrence and nature of a Market Disruption Event.

14.4	Suspension of Utilisation

14.4.1	If a Market Disruption Event occurs before an Advance is made, the Lender’s obligation to make the Advance shall be suspended while the circumstances giving rise to the Market Disruption Event continue.

14.5	Basis of interest and funding

14.5.1	If a Market Disruption Event occurs in relation to the Loan or Loans then the rate of interest shall be the rate per annum which is the sum of:

(i)	the Margin for the Facility;

(ii)	the rate notified by the Lender to the Borrower which expresses as a percentage rate per annum the cost to the Lender of funding the Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to the Loan.

14.6	Alternative basis of interest or funding

14.6.1	If a Market Disruption Event occurs after an Advance is made and the Lender or the Borrower so requires, the Lender and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding.

14.6.2	Any substitute or alternative basis agreed pursuant to Clause 14.6.1 shall, with the prior consent of the Lender and the Borrower, be binding on all Parties to the Finance Documents.

14.7	Break Costs

14.7.1	The Borrower shall, within 3 Business Days of demand by the Lender (which demand shall enclose a certificate as referred to in Clause 14.7.2), pay to the Lender its Break Costs (minus any Break Gains) attributable to all or any part of the Loan or Loans being paid by the Borrower on a day other than (i) in respect of the repayment of any Advance made prior to the Construction Period End Date, on the Construction Period End Date or on the last day of any Interest Period falling in the Construction Period; or (ii) in respect of payment of any Advance made during the Power Loan Construction Period, on the Power Loan Construction Period End Date or on the last day of any Interest Period falling in such Power Loan Construction Period or (iii) in respect of any payment made in the amount and on the date set out in the Repayment Schedules or any Replacement Repayment Schedule, on the relevant Repayment Date. If relevant, the Lender shall either pay to the Borrower, or set-off against such amounts as the Borrower may then owe to the Lender, any Break Gains.

14.7.2	The Lender shall, with any demand referred to in Clause 14.7.1, provide a certificate confirming the amount of its Break Costs or Break Gains, for any Interest Period in which they accrue.

15	ARRANGEMENT FEE

The Borrower shall pay to the Lender for its own account a structuring fee of 1.25 per cent of the Total Commitment, payable upon the execution of this Agreement.

SECTION 6

ADDITIONAL PAYMENT AND PREPAYMENT OBLIGATIONS

16	TAX GROSS UP AND INDEMNITIES

16.1	Definitions

16.1.1	In this Agreement:

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either an increase in a payment made by an Obligor to the Lender under or pursuant to Clause 16.2 (Tax gross-up) or a payment under Clause 16.3 (Tax indemnity).

16.1.2	Unless a contrary indication appears, in this Clause 16 (TAX GROSS UP AND INDEMNITIES) a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

16.2	Tax gross-up

16.2.1	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

16.2.2	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Borrower on becoming so aware in respect of a payment payable to the Lender.

16.2.3	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

16.2.4	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

16.2.5	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

16.3	Tax indemnity

16.3.1	The Borrower shall (within ten (10) Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by it in respect of a Finance Document.

16.3.2	Clause 16.3.1 shall not apply:

(a)	with respect to any Tax assessed on the Lender:

(i)	under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which the Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

(b)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 16.2 (Tax gross-up).

16.3.3	The Lender shall notify the Borrower in writing if it is making, or intending to make, a claim under Clause 16.3.1.

16.4	Tax Credit

If an Obligor makes a Tax Payment and the Lender determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment; and

(b)	the Lender has obtained, utilised and retained that Tax Credit,

the Lender shall pay an amount to the Obligor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

16.5	Stamp taxes

The Borrower shall pay and, within ten (10) Business Days of demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

16.6	Value added tax

All amounts set out, or expressed to be payable under a Finance Document by any Obligor to the Lender which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, if VAT is chargeable on any supply made by the Lender to any Obligor under a Finance Document, that Obligor shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and the Lender shall promptly provide an appropriate VAT invoice to such Obligor).

17	INCREASED COSTS

17.1	Increased costs

17.1.1	Subject to Clauses 17.2.3 and 16.3, the Borrower shall, within 10 (ten) Business Days of a demand by the Lender, pay for the account of the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of:

17.1.1.1	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or Applicable Law; or

17.1.1.2	compliance with any law or regulation or Applicable Law made after or which has effect after the date of this Agreement.

17.1.2	In this Agreement, “Increased Costs” means:

17.1.2.1	a reduction in the rate of return from the Facility or on the Lender’s (or its Affiliate’s) overall capital (including any reduction arising from the implementation of the Basel II Accord or any subsequent accord of the Basel Committee for Banking Supervision from time to time);

17.1.2.2	an additional or increased cost; or

17.1.2.3	a reduction of any amount payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into the Total Commitment or funding or performing its obligations under any Finance Document.

17.2	Increased cost claims

17.2.1	The Lender shall promptly notify the Borrower in writing of any event giving rise to a claim under Clause 17.1.

17.2.2	The Lender shall, as soon as reasonably practicable after notifying the Borrower under Clause 17.2.1, provide a certificate confirming the amount (and detailing all calculations) of its Increased Costs and such details as the Lender then has and which are, in all the circumstances, reasonably available.

17.2.3	Following any Increased Cost as a result of the implementation of the Basel II Accord or any subsequent accord by the Basel II Committee for Banking Supervision, the Lender shall, in addition to the certificate to be provided under 17.2.2, provide the Borrower with a Replacement Repayment Schedule for each of the Commercial Loan and the Power Loan which will show revised Repayment Instalments incorporating the amount of any Increased Costs.

17.3	Exceptions

Clause 17.1 does not apply to the extent any Increased Cost is:

17.3.1	attributable to a Tax Deduction required by law to be made by the Borrower;

17.3.2	compensated for by Clause 16.3 (or would have been compensated for under Clause 16.3 but was not so compensated solely because any of the exclusions in Clauses 16.3.2 applied);

17.3.3	compensated for by the payment of the Mandatory Cost; or

17.3.4	attributable to the wilful breach by the Lender or its Affiliates, or any breach arising directly as a result of gross negligence or negligent omission on the part of the Lender or its Affiliates, of any law or regulation.

18	OTHER INDEMNITIES

18.1	Currency indemnity

18.1.1	If any sum due from an Obligor under the Finance Documents or any Finance Document (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which the Sum is payable into another currency (the “Second Currency”) for the purpose of:

18.1.1.1	making or filing a claim or proof against that Obligor; or

18.1.1.2	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall, as an independent obligation, within ten (10) Business Days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

18.1.2	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

18.2	Other indemnities

The Borrower shall, within ten (10) Business Days of demand, indemnify the Lender against any Losses incurred by the Lender as a result of:

18.2.1	the occurrence of any Event of Default (whether or not later remedied);

18.2.2	any Approved Broker exercising any set-off in respect of any non-payment of insurance premiums by the Borrower or SAVVIS, Inc. or any Affiliate of SAVVIS, Inc. or the Borrower;

18.2.3	the Lender reasonably having to request any separate insurance policy in accordance with Clause 29.9.2.5;

18.2.4	a failure by an Obligor to pay any amount due under a Finance Document on its due date;

18.2.5	funding, or making arrangements to fund, its participation in an Advance requested by the Borrower in a Utilisation Request but not made by reason of the operation of any provision of this Agreement (other than by reason of wilful default or gross negligence by the Lender alone); or

18.2.6	the Loan(s) (or part of the Loan(s)) not being prepaid in accordance with a notice of prepayment given by the Borrower and the requirement(s) of any Finance Document(s).

18.3	Further Indemnity to the Lender

The Borrower shall promptly indemnify the Lender against any cost, loss or liability incurred by the Lender (acting reasonably) as a result of:

18.3.1	investigating any event which it reasonably believes is a Default; or

18.3.2	acting or relying on any notice, request or instruction given by the Borrower (other than those covered by Clause 20).

18.4	Time for Payment of Indemnity and Duration

18.4.1	Moneys becoming due from the Borrower under the indemnities contained in this Agreement shall (unless expressly stated otherwise) be paid within ten (10) Business Days of demand, provided that the Lender has satisfied all notice obligations set out in this Clause 18.

18.5	Notwithstanding the provisions of this Clause 18, the Borrower shall have no obligation to the Lender under this Clause 18 or otherwise under this Agreement where a court of competent jurisdiction finally determines the loss resulted from the gross negligence or wilful misconduct of the Lender.

19	MITIGATION BY THE LENDER

19.1	Mitigation

19.1.1	The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable to it under or pursuant to, or cancelled pursuant to, Clauses 16, 17 or 8.4 or paragraph 3 of Schedule 4 including transferring its rights and obligations under the Finance Documents to an Affiliate or another Facility Office.

19.1.2	Clause 19.1 does not in any way limit the obligations of the Borrower under the Finance Documents.

19.2	Limitation of liability

19.2.1	The Borrower shall indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 19.1.

19.2.2	The Lender is not obliged to take any steps under Clause 19.1 if, in its opinion (acting reasonably), to do so might be prejudicial to it.

20	COSTS AND EXPENSES

20.1	Transaction expenses

The Borrower shall promptly within (subject to Clause 6.4.2) ten (10) Business Days of demand pay the Lender the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, re-negotiation, preparation, printing, execution and/or syndication of:

20.1.1	this Agreement and any other documents referred to in this Agreement; and

20.1.2	any other Finance Documents executed after the date of this Agreement.

20.2	Amendment costs

If the Borrower requests an amendment, waiver or consent to any provision of any Finance Document, the Borrower shall, within ten (10) Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender negotiating, granting and/or complying (and/or entering into any agreement(s) in connection) with that request or requirement.

20.3	Enforcement costs

The Borrower shall, within ten (10) Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

GUARANTEE

21	GUARANTEE AND INDEMNITY

21.1	Guarantee and indemnity

SAVVIS, Inc. irrevocably and unconditionally:

21.1.1	guarantees to the Lender the punctual performance by the Borrower of all the Borrower’s obligations under the Finance Documents;

21.1.2	undertakes with the Lender that, whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, SAVVIS, Inc. shall immediately on demand pay that amount as if it were the principal obligor; and

21.1.3	indemnifies the Lender immediately on demand against any cost, loss or liability suffered by the Lender, if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which the Lender would otherwise have been entitled to recover.

21.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

21.3	Reinstatement

If any payment by an Obligor or any discharge given by the Lender (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

21.3.1	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

21.3.2	the Lender shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

21.4	Waiver of defences

The obligations of SAVVIS, Inc. under this Clause 21 will not be affected by any act, omission, matter or thing which, but for this Clause 21, would reduce, release or prejudice any of its obligations under this Clause 21 (without limitation and whether or not known to it or the Lender) including:

21.4.1	any time, waiver or consent granted to, or composition with, any Obligor or other person;

21.4.2	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

21.4.3	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person, or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

21.4.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

21.4.5	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

21.4.6	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

21.4.7	any insolvency or similar proceedings.

21.5	Immediate recourse

SAVVIS, Inc. waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from SAVVIS, Inc. under this Clause 21. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

21.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may:

21.6.1	refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and SAVVIS, Inc. shall not be entitled to the benefit of the same; and

21.6.2	hold in an interest-bearing suspense account any moneys received from SAVVIS, Inc. or on account of SAVVIS, Inc.’s liability under this Clause 21.

21.7	Deferral of SAVVIS, INC.’s’ rights

21.7.1	Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender otherwise directs, SAVVIS, Inc. will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

21.7.1.1	to be indemnified by the Borrower;

21.7.1.2	to claim any contribution from any other guarantor of the Borrower’s obligations under the Finance Documents; and/or

21.7.1.3	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Lender.

21.7.2	If SAVVIS, Inc. receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Lender by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Lender and shall promptly pay or transfer the same to the Lender for application in accordance with Clause 33 (Payment mechanics) of this Agreement.

21.7.3	Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full or unless the Lender otherwise directs, SAVVIS, Inc. will not:

21.7.3.1	claim any amount which may be due to it from the Borrower in respect of a payment under this Clause 21;

21.7.3.2	take or enforce any security for any such amount or in any other way seek to have recourse in respect of any such amount against any of the Borrower’s assets;

21.7.3.3	set-off such amount against any sum due from SAVVIS, Inc. to the Borrower; or

21.7.3.4	prove for such an amount against the Borrower or its assets upon the occurrence of any of the events set out in Clauses 30.10, 30.11 or 30.12.

21.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Lender.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

22	REPRESENTATIONS

22.1	General

Unless specified otherwise in the relevant representation and warranty, each Obligor makes the representations and warranties set out in this Clause 22 to the Lender on the date of this Agreement and the Lender is relying on and shall rely on them throughout the Security Period.

22.2	Status

22.2.1	The Borrower is a private limited company, duly incorporated and validly existing in all respects under the law of England and Wales.

22.2.2	SAVVIS, Inc. is a corporation, duly incorporated and validly existing in all respects under the law of the State of Delaware, United States of America.

22.2.3	It has the power to, and has obtained all necessary consents, approvals and licences (none of which have been revoked) to own its assets and carry on its business as it is being conducted.

22.3	Share capital and ownership

22.3.1	Details of the authorised share capital of the Borrower are set out in Schedule 1, Part I.

22.3.2	Details of the authorised share capital of SAVVIS, Inc. are as set out in Schedule 1 Part II.

22.4	Binding obligations

The obligations expressed to be assumed by it in each Finance Document to which it is a party are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4, legal, valid, binding and enforceable obligations.

22.5	Status of security

22.5.1	Each Finance Document to which it is a party does now or, as the case may be, will, upon execution and delivery and, where applicable, registration, confer the Security Interests it purports to confer over any assets to which such Security Interest, by its terms, relates, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to any Finance Documents.

22.5.2	Except for the Insurances the Borrower is the sole, lawful and beneficial owner of all the Security Assets free from any Security Interest other than Permitted Security Interests.

22.5.3	SAVVIS, Inc. is the sole, lawful and beneficial owner of the Insurances and all rights relating thereto, free from any Security Interests, save those created under the Asset Security Agreement and the other Permitted Security Interests.

22.6	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not conflict with:

22.6.1	any law or regulation applicable to it;

22.6.2	its memorandum and articles of association (or any analogous constitutional documents in its jurisdiction of incorporation) or any other of its constitutional documents; or

22.6.3	any agreement or instrument binding upon it or any of its assets the non-compliance with which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

22.7	Power and authority

22.7.1	It has the power to enter into, perform and deliver, and has taken all necessary action (including obtaining any necessary consents or the like) to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those documents.

22.8	No third party rights of termination

It has obtained, and shall throughout the Security Period obtain, all consents necessary to ensure that no other party to any agreement or arrangement entered into by it, becomes entitled to terminate such agreement or arrangement as a consequence of it entering into any Finance Document, the termination of which would or is likely to result in a Material Adverse Effect.

22.9	Validity and admissibility in evidence

All Authorisations required or desirable:

22.9.1	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

22.9.2	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

22.10	Governing Law and Enforcement

With regard to SAVVIS, Inc., the choice of English law as the governing law of the Finance Documents to which it is a party will be recognised and enforced in its jurisdiction of incorporation and any judgement obtained in England in relation to a Finance Document to which it is a party will be recognised and enforced in its jurisdiction of incorporation.

22.11	Deduction of Tax

As at the date of this Agreement, it is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to which it is a party.

22.12	No filing or stamp duties

With the exception of any registrations at Companies House and any UCC filings, it is not necessary that the Finance Documents to which it is a party be filed, recorded or enrolled with any court or other authority in any jurisdiction or that any stamp duties, registration or similar tax be paid on or in relation to those Finance Documents or the transactions contemplated by those Finance Documents.

22.13	No default

22.13.1	No Default is continuing or might reasonably be expected to result from the making of any Utilisation.

22.13.2	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which will have a Material Adverse Effect.

22.14	No misleading information

22.14.1	Any information which has been provided in writing by or on behalf of any Obligor with respect to any Finance Document was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

22.14.2	The financial projections included in the information referred to in Clause 22.14.1 have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

22.14.3	Nothing has occurred since the information referred to in Clause 22.14.1 was provided and no information has been given or withheld that results in such information being untrue or misleading in any material respect.

22.15	Financial statements

22.15.1	The Original Financial Statements were prepared in accordance with US GAAP, consistently applied unless expressly disclosed to the Lender in writing to the contrary before the date of this Agreement.

22.15.2	The Original Financial Statements fairly represent SAVVIS, Inc.’s. financial condition and operations during the relevant financial year.

22.15.3	There has been no material adverse change in its business or financial condition since the date to which the Original Financial Statements were drawn up.

22.16	Pari passu ranking

Its payment obligations under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

22.17	No proceedings pending or threatened

Other than those matters that reasonably could not be expected to result in a Material Adverse Effect or as otherwise previously disclosed by the Borrower to the Lender in writing, there are no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (or, to the best of its knowledge and belief) been started or threatened against the Borrower or SAVVIS, Inc.

22.18	Validity and completeness of the Construction Contracts

22.18.1	The Construction Contracts constitute valid, binding and enforceable obligations of the Contractors and the Borrower respectively in accordance with their terms.

22.18.2	The copies of the Construction Contracts delivered to the Lender before the date of this Agreement are true and complete copies.

22.18.3	No amendments or additions to the Construction Contracts have been agreed nor has the Borrower or any Contractor waived any of their respective rights under the Construction Contracts.

22.19	Milestones

The expected date for completion of each of the Milestones, the details of the work to be completed in respect of each Milestone and the amount of the Advance required in respect of each Milestone, is as set out in Schedule 7 hereto.

22.20	Taxes paid

Each of SAVVIS, Inc. and the Borrower has paid all Taxes applicable to, or imposed on or in relation to it or its business except where any non-payment would not or is unlikely to result in a Material Adverse Effect or where any such amounts are being contested in good faith and where reserves are set aside for any such payment.

22.21	Solvency

22.21.1	It is not insolvent or unable to pay its debts (including subordinated and contingent debts), nor could it be deemed by a court to be unable to pay its debts within the meaning of the law of the jurisdiction in which it is incorporated nor, in any such case, will it become so in consequence of entering into any Finance Document and/or performing any transaction(s) contemplated by any Finance Document.

22.21.2	It has not taken any corporate action nor (to the best of its knowledge and belief) has any legal proceedings or other procedure or step been taken, started or threatened in relation to anything referred to in Clause 30.11 or for its Winding-up or the commencement of its Winding-up, or for the appointment of a receiver, administrative receiver, trustee or similar officer of any or all of its assets or revenues.

22.22	Title in the Data Centre Assets

The Borrower is the sole legal and beneficial owner and has a good and marketable title (free and clear of any Security Interest other than Permitted Security Interests) to the Data Centre Assets.

22.23	Performance of covenants relating to Land

The Borrower has properly performed all material covenants affecting the Land and the Borrower has not received any notice of any outstanding breach of covenant as regards the

Land which is likely materially and adversely to affect the value of any Security or the right of the Borrower or the Lender to enter upon the Land for the purpose of retrieving the Data Centre Assets.

22.24	Development

The Borrower has on or before the date of this Agreement obtained all permissions, consents and licences in respect of the Land in order to enable the construction and operation of the Slough Data Centre and no situation exists in relation to the Land in respect of which an enforcement notice has been delivered or may be delivered.

22.25	Disposal of prior rights

Before the date of this Agreement, neither the Borrower nor SAVVIS, Inc. has:

22.25.1	sold or granted any rights of pre-emption over or agreed to sell or grant any right of pre-emption over the Security Assets; or

22.25.2	Except for the security interest granted by SAVVIS, Inc. to Wells Fargo Foothill, Inc over certain shares in the Borrower, transferred or agreed to transfer any rights it may have in or to any shares in the Borrower.

22.26	Environmental matters

The Borrower is in compliance with all Environmental Laws, the non-compliance with which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and it has obtained, and shall, throughout the Security Period, maintain and be in compliance with, all Environmental Approvals, the non-compliance with which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

22.27	Information

22.27.1	All information supplied by or on behalf of the Borrower or SAVVIS, Inc. to the Lender in connection with the Finance Documents and the transactions contemplated by them is complete and accurate in all material respects; and

22.27.2	Neither the Borrower nor SAVVIS, Inc. has knowingly withheld any information which if disclosed may reasonably be expected adversely to affect the decision of the Lender considering whether or not to make further Advances to the Borrower.

22.27.3	SAVVIS Procurement Corporation was merged out of existence on December 17, 2007.

22.27.4	The Series A Subordinated Indebtedness Subordination Agreement referred to (and defined in) in the Wells Fargo Facility is no longer subsisting as all of the Series A Subordinated Notes (as defined in the Wells Fargo Facility) to which it applies have been paid in full.

22.28	Repetition

Unless a representation is expressed to be given at a specific date, the Repeating Representations are deemed to be made by the Obligors by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.

23	INFORMATION UNDERTAKINGS

23.1	Duration

The undertakings in this Clause 23 remain in force throughout the Security Period except as the Lender may otherwise permit.

23.2	Financial statements

The Borrower shall supply to the Lender:

23.2.1	as soon as they become available, but in any event within 120 days after the end of each of its financial years its audited consolidated financial statements for that financial year prepared in accordance with UK GAAP;

23.2.2	as soon as they become available, but in any event within 40 days after the end of each quarter of SAVVIS, Inc.’s financial year, the unaudited consolidated financial statements of SAVVIS, Inc. for that financial quarter;

23.2.3	as soon as they become available, but in any event within 90 days after the end of SAVVIS, Inc.’s financial year, the audited consolidated financial statements of SAVVIS, Inc. for that financial year;

23.2.4	an annual budget for the Europe, Middle East and Asia regions (“EMEA”) and profit and loss, balance sheet and cash flows for that financial year within 14 days of the approval thereof by the Board of Directors of SAVVIS, Inc. or by 31 January in each year, whichever is earlier;

23.2.5	the Management Report for EMEA in respect of every financial month or other shorter period for which EMEA produces such information (each a “Relevant Period”) within one week of circulation of the same by the Borrower’s management to its Board of Directors and in any event within 60 days of the end of the Relevant Period; and

23.2.6	such other additional management financial information reasonably requested by the Lender.

23.3	Requirements as to financial statements

23.3.1	Each set of financial statements delivered by the Borrower pursuant to Clause 23.2 shall be certified by one officer of SAVVIS, Inc. or the Borrower as fairly representing its financial condition as at the date at which those financial statements were drawn up.

23.3.2	SAVVIS, Inc. shall procure that each set of financial statements delivered pursuant to Clause 23.2 for SAVVIS, Inc. is prepared using US GAAP.

23.4	Specific Information

23.4.1	During the Construction Period the Borrower shall promptly notify the Lender of any dispute over the terms of any Construction Contract which may have a Material Adverse Effect and shall provide the Technical Adviser with information regarding how such disputes are being resolved.

23.4.2	The Borrower shall as soon as reasonably practicable, and in any event within 5 Business Days following receipt, deliver to the Lender and the Technical Adviser copies of monthly progress reports received by the Borrower under the terms of the Construction Contracts or any other construction or operating contract.

23.4.3	If the Borrower becomes aware that, for any reason, the date for performance of any Milestone, the details thereof, or the amount of the Advance required in respect thereof, is to change, the Borrower must notify the Lender forthwith in writing. If the Technical Adviser, acting reasonably, agrees such change in writing by notice to the Borrower and the Lender, then, subject to Clause 23.4.4, the parties agree that the Works Schedule shall be deemed to be amended accordingly in respect of the attached Milestone. Provided that in no event may the Works Schedule be amended to allow for the completion of any Milestone after 31 December 2008 unless otherwise agreed in writing in advance by the Lender.

23.4.4	For the avoidance of doubt, no amendment referred to in Clause 23.4.3 shall be requested by the Borrower nor agreed by the Lender or the Technical Adviser if such amendment would result in: (i) the Borrower requiring to borrow more than the Total Commitment; or (ii) the Borrower requiring any Advance (other than to Slough Heat & Power, or to make the Final Nova Payment), after 31 December 2008.

23.5	Information: miscellaneous

23.5.1	Each of the Obligors shall, promptly upon becoming aware of them, notify the Lender in writing of the details of any material litigation, arbitration or administrative proceedings which are current, threatened in writing or pending against it.

23.5.2	Each of the Obligors shall promptly supply to the Lender, such further information regarding its financial condition, business and operations as the Lender may reasonably request.

23.6	Notification of Default

23.6.1	Each of the Obligors shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

23.6.2	Promptly upon a request by the Lender, the relevant Obligor shall supply to the Lender a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

23.7	“Know your customer” checks

23.7.1	If:

23.7.1.1	the introduction of or any change in (or in the interpretation, administration and/or application of) any law or regulation made after the date of this Agreement;

23.7.1.2	any change in the status of the Borrower or SAVVIS, Inc. (or the composition of the Borrower’s shareholders) after the date of this Agreement; or

23.7.1.3	a proposed assignment or transfer by the Lender of any of its rights and obligations under this Agreement to a party that is not the Lender prior to such assignment or transfer,

obliges the Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender in order for the Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

23.8	General Information

The Borrower shall provide the Lender with such information in writing concerning the Borrower’s and SAVVIS, Inc.’s business, operations and affairs or the Security Assets as the Lender may, from time to time, reasonably require and shall permit the Lender and its representatives and advisers free access at all reasonable times and on reasonable notice to inspect and take copies and extracts from the books, accounts and other records of the Borrower and SAVVIS, Inc. at the Lender’s expense.

24	FINANCIAL COVENANTS

24.1	Financial Definitions

For the purposes of this Clause 24, the following terms are defined as meaning:

“Adjusted EBITDA” means, for any period, income or loss from operations before depreciation, amortisation, accretion, non-cash equity-based compensation and gains or losses on asset sales.

“Capital Expenditure” means capital expenditure as defined by US GAAP.

“Capital Lease” means a lease that is required to be capitalised for financial reporting purposes in accordance with US GAAP.

“Capitalised Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalised in accordance with US GAAP.

“Cash Interest Expense” means, for any period, an amount for SAVVIS, Inc. and its consolidated subsidiaries equal to net interest expense and other as reported as a line item in SAVVIS, Inc.’s Consolidated Statement of Operations for that period less (i) interest income, other income or loss, amortisation and current period interest expense accruals all determined in conformity with US GAAP; plus (ii) any cash payments for prior period interest expense and capitalised interest.

“Consolidated Statement of Operations” means the consolidated statement of operations in SAVVIS, Inc.’s consolidated financial statements.

“Excess Cash Flow” means, for any period, net cash provided by operating activities for SAVVIS, Inc. and its consolidated subsidiaries, determined in conformity with US GAAP, less cash Capital Expenditure.

“Senior Debt” means, for any period, Total Debt for SAVVIS, Inc. and its consolidated subsidiaries, less any unsecured indebtedness and Capitalised Lease Obligations.

“Total Debt” means, for any period, an amount for SAVVIS, Inc. and its consolidated subsidiaries, equal to long-term debt determined in conformity with US GAAP, plus Capitalised Lease Obligations.

24.2	Financial covenants

SAVVIS, Inc. shall comply with each of the financial covenants set out in the clauses below:

24.2.1	Interest Cover Ratio

The ratio of Adjusted EBITDA to Cash Interest Expense for each 12 Month period ending on each date set out in Clause 24.3.1 shall not be less than 1.5:1

24.2.2	Total Debt Cover Ratio

The ratio of Total Debt to Adjusted EBITDA for each 12 Month period ending on each date set out in Clause 24.3.1 shall not exceed 5.5:1.

24.2.3	Senior Debt Cover Ratio

The ratio of Senior Debt to Adjusted EBITDA as at the end of each 12 Month period ending on each date set out in Clause 24.3.1 shall not exceed 3.0:1.

24.3	Testing of covenants

24.3.1	The Financial Covenants shall be tested on each Quarter End Date first by reference to the most recent unaudited accounts of SAVVIS, Inc. delivered pursuant to Clause 23.2.2, and then by reference to the most recent audited accounts delivered pursuant to Clause 23.2.3.

24.3.2	For the purposes of testing the Financial Covenants, Adjusted EBITDA shall be calculated on the basis of Adjusted EBITDA for the previous three (3) Month period multiplied by four (4). The Borrower may elect (by giving notice to the Lender) to calculate the Financial Covenants on the basis of Adjusted EBITDA for the previous 12 Month period (rather than the previous three Month period multiplied by four) for any testing period.

24.3.3	SAVVIS, Inc. shall provide the Lender with a certificate from a director of SAVVIS, Inc. confirming the ratios achieved for that period and confirmation as to whether or not SAVVIS, Inc. is in compliance with Clause 24 at the same time as its consolidated unaudited financial statements are delivered to the Lender.

25	LETTER OF CREDIT

25.1	Provision of Original Letter of Credit

25.1.1	The Borrower will cause SAVVIS, Inc. or an Affiliate of SAVVIS, Inc. to procure that a Letter of Credit Bank provides the Lender with a legally binding US Dollar Letter of Credit in a form approved by the Lender, acting reasonably, as completed in accordance with Clause 25.1, (the “Original Letter of Credit”).

25.1.2	The Original Letter of Credit shall be delivered by using SWIFT to The Royal Bank of Scotland Plc, acting as advising bank, not later than the Construction Period End Date.

25.1.3

The Original Letter of Credit shall be expressed automatically to renew annually (unless the Lender receives at least 60 days written notice of cancellation from the relevant Letter of Credit Bank) until at least 31 December 2013.

25.1.4	The maximum amount (“LC Amount”) expressed to be payable in US Dollars under the Original Letter of Credit (as at the Construction Period End Date) shall be the amount (converted into Dollars using the exchange rate applicable five Business Days prior to the Construction Period End Date) equal to £7,000,000 (seven million pounds).

25.1.5	No later than ten (10) Business Days prior to the date which is twelve months after the Construction Period End Date, the Borrower will procure that the Letter of Credit Bank at that point in time will issue a notice delivered by using SWIFT to The royal Bank of Scotland Plc, as advising bank. Such notice shall confirm that the LC Amount shall be increased to an amount (converted into Dollars using the exchange rate applicable five Business Days prior to the date of such notice) equal to £10,500,000 (ten million five hundred thousand pounds).

25.1.6	No later than ten (10) Business Days prior to the date which is eighteen months after the Construction Period End Date, the Borrower will procure that the Letter of Credit Bank at that point in time will issue a notice electronically by using SWIFT to the Royal Bank of Scotland Plc, as advising bank. Such notice shall confirm that the LC Amount shall be increased to an amount (converted into Dollars using the exchange rate applicable five Business Days prior to the date of such notice) equal to £14,000,000 (fourteen million pounds).

25.1.7	For the period from the first repayment date following the Construction Period End Date to the second anniversary of such date and each successive three (3) month period thereafter, the Lender shall, within ten (10) Business Days of the end of each such period, at the request of the Borrower, countersign a notice which will have the effect of reducing the LC Amount for next such period by the amount of any principal payments in excess of £1,750,000 received by the Lender during the previous period.

25.2	Interest Letter of Credit

25.2.1	The Borrower will cause SAVVIS, Inc. or an Affiliate of SAVVIS, Inc. to procure that a Letter of Credit Bank provides the Lender with a legally binding US Dollar Letter of Credit in the form approved by the Lender, acting reasonably, (the “Interest Letter of Credit”).

25.2.2	The Interest Letter of Credit (duly executed by the Letter of Credit Bank) shall, subject to Clause 4.2.3.2, be delivered to The Royal Bank of Scotland Plc, as advising bank, by using SWIFT, not later than the day before the first Utilisation Date.

25.2.3	The Interest Letter of Credit shall be expressed automatically to renew annually (unless the Lender receives at least 60 days written notice of cancellation from the relevant Letter of Credit Bank) until the date which is one month after the last Repayment Date for all the Loans.

25.2.4	The maximum amount expressed to be payable in US Dollars under the Interest Letter of Credit shall be the amount (converted into Dollars using the exchange rate applicable five Business Days prior to the date of such Interest Letter of Credit) equal to £242,083.333.

25.3	Claim under and Release of Letter of Credit

25.3.1	At any time after the occurrence of an Event of Default, the Lender may make a claim under the Original Letter of Credit and/or the Interest Letter of Credit upon the terms and for the maximum amount specified therein at the date of demand thereunder, and shall apply any amount received under the Letter of Credit in or towards satisfaction of any amount due by the Borrower or SAVVIS, Inc. under any Finance Document.

25.3.2	Unless the Lender has made a claim under the Original Letter of Credit, the Lender shall return the Original Letter of Credit to the issuer on the day after its Expiration Date (as defined in the Original Letter of Credit).

25.4	Replacement Letter of Credit

25.4.1	The Borrower will cause SAVVIS, Inc. or an Affiliate of SAVVIS, Inc. to procure that a legally binding further Letter of Credit or Letters of Credit, in a form approved by the Lender, acting reasonably, and as completed in accordance with Clause 25.4 (the “Replacement Letter(s) of Credit”) is or are delivered to the Lender:

25.4.1.1	at any time during the Security Period, within five (5) Business Days of the current Letter of Credit Bank ceasing to have a Standard & Poor’s long term credit rating of at least A-; and/or

25.4.1.2	no later than thirty (30) days after the date on which the Lender or the advising bank receives notice from the Letter of Credit Bank that the Original Letter of Credit or the Interest Letter Credit, or any replacement thereof, is not being extended.

25.4.2	Any Replacement Letter of Credit shall, in the circumstances outlined in 25.4.1.1, have an Expiration Date which is the same as the current Letter of Credit it is replacing and, in the circumstances outlined in 25.4.1.2, will have an Expiration Date of one month after the last Repayment Date.

25.4.3	The maximum amount expressed to be payable in US Dollars under the Replacement Letter of Credit shall be the amount set out in the Letter of Credit it is replacing.

25.4.4	At any time prior to 31 January 2011, SAVVIS, Inc. shall deliver a certificate together with the Borrower’s Business Report for Slough based on the Borrower’s latest management report to the Lender, signed by one of its directors, certifying whether or not the Borrower has achieved £9,000,000 in cumulative EBITDA (as defined in the Borrower’s Business Forecast for Slough) less cash-funded capital expenditures (as defined in the Borrower’s Business Forecast for Slough) for the Slough Data Centre (the “LC Release Amount”), as tested against the unaudited consolidated financial statements for SAVVIS, Inc. for the applicable period.

25.4.5	If the Borrower does not achieve the LC Release Amount as specified in Clause 25.4.4, then SAVVIS, Inc. shall re-test the Borrower’s cumulative EBITDA (as defined in the Borrower’s Business Forecast for Slough) less cash-funded capital expenditures (as defined in the Borrower’s Business Forecast for Slough) on the last day of any month and shall certify to the Lender in the same way set out in accordance with Clause 25.4.4 (together with the Borrower’s Business Report for Slough dated the last day of such month) whether or not the Borrower has achieved the LC Release Amount. Until the Borrower has achieved the LC Release Amount, the Borrower shall continue to cause SAVVIS, Inc. or an Affiliate to procure that the Original Letter of Credit, Replacement Letter of Credit or a further Replacement Letter of Credit remains in full force and effect.

25.4.6	Once the Borrower has achieved the LC Release Amount in accordance with Clause 25.4.4 or 25.4.5 and has certified to the Lender accordingly the Original Letter of Credit or any replacement thereof shall be released by the Lender within ten (10) Business Days of the later of: (i) 31 January 2011; and (ii) receipt by the Lender of a valid certificate from the Borrower, or such earlier date as the Lender may agree in its reasonable discretion.

26	[DELIBERATELY LEFT BLANK]

27	GENERAL UNDERTAKINGS

27.1	Duration

The undertakings in this Clause 27 remain in force throughout the Security Period except as the Lender may otherwise permit.

27.2	Authorisations

The Borrower shall promptly:

27.2.1	obtain, comply with and do all that is necessary to maintain in full force and effect; and

27.2.2	at the request of the Lender supply certified copies to the Lender of each and every Authorisation required under any law or regulation of its jurisdiction of incorporation or Applicable Law(s) to enable each of it and SAVVIS, Inc. to:

27.2.2.1	perform its obligations under the Finance Documents to which it is a party and the Construction Contracts; and

27.2.2.2	ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document to which it is a party; and

27.2.2.3	own, construct and operate the Data Centres.

27.3	Compliance with laws

The Borrower shall and shall procure that SAVVIS, Inc. shall comply in all respects with all laws to which it or the Data Centres may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents to which it is a party.

27.4	Title

27.4.1	The Borrower undertakes that throughout the Security Period, it shall be the sole, lawful and beneficial owner of all the Data Centre Assets (the subject of the Security Agreement it has entered into) and either it or SAVVIS, Inc (subject as set out in this Clause below) shall be the owner of all the Insurances, free from any Security Interest other than Permitted Security Interests. If any Affiliate of the Borrower other than SAVVIS, Inc., is the owner of the Insurances, the Borrower shall procure that such Affiliate shall enter into a security agreement substantially similar in form to the Asset Security Agreement acceptable to the Lender, acting reasonably, in relation to such Insurances in favour of the Lender.

27.4.2	SAVVIS, Inc. and the Borrower shall, individually or collectively, provide the Insurances covering the Security Assets.

27.4.3	The Borrower will:

27.4.3.1	observe and perform all material restrictive and other material covenants, burdens, servitudes, stipulations and obligations now or at any time affecting any Land insofar as the same are subsisting and are capable of being enforced; and

27.4.3.2	duly and diligently enforce all material restrictive or other material covenants, burdens, servitudes, stipulations and obligations benefiting any Land and not waive, release or vary (or agree to do so) the obligations of any other party thereto.

27.5	Negative pledge

27.5.1	The Borrower shall not create nor purport to create or permit to subsist any floating charge over all or substantially all of its assets.

27.5.2	The Borrower shall not create nor purport to create or permit Security Interest (except for Permitted Security Interests) over:

27.5.2.1	any or all of the Land; or

27.5.2.2	any or all of its present and future revenues, assets, undertakings or shares and/or the Security Assets.

27.6	Disposals

27.6.1	The Borrower may only dispose of any of the Data Centre Assets in accordance with the terms of the Asset Security Agreement. Subject to the terms of the Asset Security Agreement, any sales proceeds received in respect of any Class A Data Centre Assets, shall be used to repay the Loans, subject to and in accordance with Clause 8.2.1.1.

27.7	CAPEX Loans

The Borrower may not incur any Financial Indebtedness for capital expenditure purposes after the date of this Agreement with any Affiliate unless the Borrower and such Affiliate agree to subordinate and postpone the repayment of such obligations as more fully set forth in the Intercompany UK Debt Subordination Agreement.

27.8	Merger

The Borrower shall not enter into any amalgamation, demerger, merger or corporate reconstruction without the prior consent of the Lender.

27.9	Borrower’s Business

The Borrower shall:

27.9.1	not suspend or cease or threaten to suspend or cease to carry on all or a substantial part of its Business;

27.9.2	not make any substantial change in the nature of the Business in which it is engaged on the date of this Agreement;

27.9.3	acquire, maintain and renew all rights, contracts, powers, privileges, licences, leases, sanctions, franchises and concessions necessary or desirable for the conduct of its business and operations; and

27.9.4	preserve its corporate existence.

27.10	Registration of Security Interest

The Borrower and SAVVIS, Inc. shall each (at its own cost) ensure that each and every filing, notation and/or registration required, advisable and/or desirable (from the perspective of the Lender) under Applicable Law(s) in connection with (and/or to reflect and/or give notice of):

27.10.1	the Security Agreements; and/or

27.10.2	any Security Interest(s) created, or intended or purported to be created under the Security Agreements; and/or

27.10.3	any Data Centre, including any Land;

is (or are) fully and properly effected within any applicable time limits that are relevant under Applicable Law(s).

27.11	Share capital

The Borrower shall not purchase, cancel or redeem any of its share capital.

27.12	Dividends

The Borrower shall not pay or make any dividend or other distribution (in cash or in kind) in respect of its share capital.

27.13	Investments

The Borrower shall not:

(a)	provide any form of credit or financial assistance to:

(i)	a person who is directly or indirectly interested in the Borrower’s share or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected,

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms’ length;

(b)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks.

27.14	Acquisitions

The Borrower shall not be permitted to acquire any assets outside the ordinary course of business or any interest in or to any freehold or leasehold premises unless the Borrower has first demonstrated to the Lender that SAVVIS, Inc. will not at the time of acquisition or at any time thereafter by reason of such acquisition breach any covenant pursuant to Clause 24.1 (Financial Covenants).

27.15	Winding-up, corporate existence, etc

Neither Obligor shall, without the prior written consent of the Lender:

27.15.1	take steps with a view to the commencement of its Winding-up; or

27.15.2	take any action which may prejudice its corporate existence or its right or ability to carry on its business and operations.

27.16	Preferential Payments

Each of the Obligors shall punctually pay, as they become due, subject to any applicable grace periods, all debts and liabilities which by law would have priority over the Secured Liabilities (except to the extent that any such amounts are being contested in good faith and where adequate reserves are set aside for any such payment).

27.17	Performance of Construction Contracts

The Borrower shall:

27.17.1	promptly pay all amounts payable to any party under any Construction Contracts as and when they become due (except to the extent that any such amounts are being contested in good faith and where adequate reserves are set aside for any such payment) where failure to do so is reasonably likely to have a Material Adverse Effect; and

27.17.2	comply with and take all reasonable and practical steps to preserve and enforce its rights and pursue any claims and remedies arising under any Construction Contract where failure to do so is reasonably likely to have a Material Adverse Effect.

27.18	Filing

Each Obligor shall file, record or enrol any Finance Documents with any court or other authority in any jurisdiction to the extent necessary or desirable and shall notify the Lender thereof.

28	SPECIFIC UNDERTAKINGS

28.1	Duration

The undertakings in this Clause 28 remain in force throughout the Security Period except as the Lender may otherwise permit (such consent not to be unreasonably withheld or delayed).

28.2	Data Centre Start-up and Operation

The Borrower shall:

28.2.1	ensure that with respect to any Data Centre, any and all licences, consents, approvals and/or registrations required, desirable and/or advisable under Applicable Law(s) relating to each Data Centre (whether with respect to the maintenance and/or operation of each Data Centre or otherwise), are effected, obtained and maintained at all times during the Security Period; and

28.2.2	not do or allow to be done anything as a result of which any such material registration, consents, approval or licence might be cancelled or imperilled.

28.3	Repair, etc.

The Borrower shall keep and maintain the Data Centre Assets in a good and safe condition and state of repair, and shall repair and/or replace as necessary, to no less an extent than would a reasonably prudent owner and operator of assets, land, units, etc., similar to each Data Centre (acting in accordance with and having full regard to (i) any supplier’s and/or manufacturers recommendations and (ii) normal industry practice, standards and requirements applicable to assets, land, units, etc., similar to each Data Centre).

28.4	Alterations

The Borrower will not, at any time, without the prior written consent of the Lender, effect, carry out or permit any demolition, reconstruction or rebuilding of or any structural alteration to, or material change in the use of, any Data Centre or any Land.

28.5	Removal and Disposal of Data Centre Assets

28.5.1	The Borrower will not at any time, without the prior written consent of the Lender, sever, unfix or remove any of the Data Centre Assets (except as provided in the Asset Security Agreement.).

28.6	Notices

The Borrower will promptly give full particulars (and if requested a copy of any written particulars received by the Borrower or SAVVIS, Inc.) to the Lender of any material, order, directive, designation, resolution or proposal having application to a Land or to the area in which it is situate by any planning or other authority.

28.7	Pay rents charges and Taxes

28.7.1	The Borrower will punctually pay or cause to be paid all existing and future rents, taxes, duties, fees, renewal fees, charges, assessments, impositions and outgoings whatsoever whether imposed by deed or by statute or otherwise and whether in the nature of capital or revenue and even though of a wholly novel character which are or become payable in respect of Land (except to the extent that any such amounts are being contested in good faith and where adequate reserves are set aside for any such payment).

28.7.2	In relation to SDLT, the Borrower shall, and shall procure that the Borrower shall, promptly notify the Lender of and comply with all audits and assessments from the HM Revenue & Customs, make all such payments and adjustments in respect of SDLT (including payment of interest and penalties where appropriate) that may be due or may be assessed by the HM Revenue & Customs from time to time (including interest penalties) (except to the extent that any such amounts are being contested in good faith and where adequate reserves are set aside for any such payment).

28.8	Compliance with laws and supplier’s recommendations applicable to Data Centres

The Borrower shall ensure that each Data Centre is and/or will:

28.8.1	comply with and be constructed, operated, repaired, kept and maintained in accordance with each and every Applicable Law, consent, approval, authorisation, licence and/or registration relating to (or applicable to) any part of such Data Centre other than to the extent that non compliance does not have a Material Adverse Effect;

28.8.2	be constructed, operated, repaired, kept and maintained in accordance with the recommendations of the manufacturer or supplier of any part of any Data Centre other than to the extent that non-compliance thereof does not have a Material Adverse Effect; and

28.8.3	comply with any title and leasehold covenants affecting the Land.

28.9	Inspection

The Borrower shall procure that the Lender may at all reasonable times inspect the Security Assets (and any technical documents relating to any part thereof) and shall afford all proper facilities for such inspections and shall make available all technical documents relating to the Data Centre Assets for such inspections after 10 Business days notice from the Lender.

28.10	The Borrower shall permit the Technical Adviser access to all documents, receipts, invoices, technical notes as well as all areas of each Data Centre (with all necessary and proper safety equipment and/or clothing) after ten (10) Business Days prior notice from Lender.

28.11	Compliance with environmental laws etc.

The Borrower shall:

28.11.1	comply, or procure compliance with all Environmental Laws and Environmental Approvals and all other laws or regulations or Applicable Law(s) relating to each and/or any Data Centre, its ownership, operation and management or to its business other than to the extent that non compliance does not have a Material Adverse Effect;

28.11.2	obtain, comply with and do all that is necessary to maintain in full force and effect any Environmental Approvals, including compliance with any statutory remediation notice, failure of which would have a Material Adverse Effect; and

28.11.3	not employ any Data Centre Asset nor allow its employment in any manner contrary to any law or regulation or Applicable Law(s) in any relevant jurisdiction where the same would have a Material Adverse Effect.

28.12	Notification of certain events

The Borrower shall promptly upon it or SAVVIS, Inc. becoming aware of the same notify the Lender by fax, confirmed forthwith by letter, of:

28.12.1	any requirement to investigate, survey or audit the state and condition of any Data Centre; or

28.12.2	any requirement or recommendation made in relation to any Data Centre by any insurer or by any competent or relevant body or authority which is not immediately complied with;

28.12.3	any exercise or purported exercise of any lien on any Data Centre; and/or

28.12.4	any Environmental Claim made against the Borrower or SAVVIS, Inc. in connection with any Data Centre Asset or any Environmental Incident at the Data Centres;

and the Borrower shall keep the Lender advised in writing on a regular basis and in such detail as the Lender shall reasonably require of its or any other person’s response to any of those events or matters.

28.13	Change or replacement of Contractors

The Borrower shall notify the Lender of any proposal to change or replace the principal Contractor (Nova CM Limited) and shall obtain prior written consent from the Lender, such consent not to be unreasonably withheld or delayed, prior to changing or replacing such principal Contractor.

28.14	No movement

The Borrower shall not move or transfer any Data Centre Asset from its location at any Data Centre save as set out in the Asset Security Agreement.

29	INSURANCE UNDERTAKINGS

29.1	Duration

The undertakings in this Clause 29 remain in force throughout the Security Period except as the Lender may otherwise permit.

29.2	Obligatory insurances

The Borrower shall keep each Data Centre Asset operated by it and/or SAVVIS, Inc. or shall procure that each such Data Centre Asset is kept insured by any Affiliate of SAVVIS, Inc. at its expense as follows:

29.2.1	property insurance coverage against fire, theft and all other usual risks normal for a similar type of business naming as insured parties the Borrower and the Lender, as appropriate and naming the Lender as Loss Payee; and

29.2.2	liability coverage against all third party and product liability claims for which the Borrower or the Lender is legally liable.

29.2.3	The Borrower is obliged to ensure that either an Affiliate of the Borrower or all Contractors and other appropriate parties advising on the design and construction of the Slough Data Centre maintain the following insurances for the relevant Construction Period:

(i)	Contractors’ All Risks, covering all works and materials for full reinstatement value naming as insured parties the Borrower and the Lender, as appropriate and naming the Lender as Loss Payee and Additional Insured;

(ii)	Third Party Liability cover for a minimum amount of £1 million any one occurrence naming as insured parties the Borrower and the Lender and naming the Lender as Additional Insured.

The Borrower shall provide the Lender with evidence of the insurances above in a form reasonably satisfactory to the Lender.

29.3	Terms of obligatory insurance

SAVVIS, Inc. or the Borrower shall effect the obligatory insurances set out in clause 29.2 in relation to all Data Centre Assets:

29.3.1	in Sterling or US Dollars equivalent to the then required Sterling amount;

29.3.2	in an amount on an agreed value basis of at least the greater:

(i)	110% per cent of the aggregate of the Loans then outstanding; and

(ii)	the full replacement cost of the Data Centre Assets from time to time;

29.4	Further terms of obligatory insurances

The Borrower and SAVVIS, Inc. shall procure that the obligatory insurances referred to in Clauses 29.2.1 and 29.2.3:

29.4.1	name the Lender as an additional named insured;

29.4.2	provide that the obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Lender; and

29.4.3	provide that the Lender may make proof of loss if SAVVIS, Inc. or the Borrower fails to do so.

29.5	Use of Insurance proceeds

29.5.1	Save as set out in Clause 8.2.1.2, except for any monies received in respect of third party liability insurance, all moneys which may at any time hereafter be received or receivable under any insurance policy in respect of the Data Centre Assets, whether or not effected pursuant to the foregoing provisions, shall be applied, forthwith upon receipt of such proceeds in repairing or replacing the Affected Data Centre Assets (as defined in Clause 8.2.1.2).

29.6	Renewal of obligatory insurances

The Borrower shall:

29.6.1	not later than 5 Business Days before the expiry date of any obligatory insurance effected by it:

29.6.1.1	procure that the Approved Broker notifies the Lender of the Approved Insurer with which the Borrower proposes to renew that obligatory insurance and of the proposed terms of renewal; and

29.6.1.2	obtain the Lender’s, if required, approval to the matters referred to in Clause 29.6.1.1 above; and

29.6.2	not later than 5 Business Days before the expiry date of any obligatory insurance effected by it, renew that obligatory insurance in accordance with the Lender’s approval pursuant to Clause 29.6.1.

29.7	Notification of renewal of obligatory insurances

The Borrower shall procure that the Approved Broker with which a renewal of any obligatory insurance is effected shall, at renewal, notify the Lender in writing of the terms and conditions of the renewal.

29.8	Notification of non-renewals, cancellations and material changes

The Borrower shall procure that the Approved Insurers with which any obligatory insurance had been effected shall notify the Lender within 30 days of any cancellation, non renewal or material change in any obligatory insurance.

29.9	Copies of policies; letters of undertaking

29.9.1	The Borrower shall ensure that the Approved Broker provides the Lender with certificates of insurance relating to the obligatory insurances which it is to effect or renew.

29.9.2	The Borrower shall procure that the Approved Broker provides the Lender with a letter of undertaking in the form satisfactory to the Lender (acting reasonably) and including undertakings by the Approved Insurer or Approved Brokers (as the case may be) that:

29.9.2.1	they will have endorsed on each relevant policy, immediately upon issue, an additional insured clause complying with Clause 29.4.1;

29.9.2.2	they will advise the Lender immediately of any material change to the terms of the obligatory insurances;

29.9.2.3	they will notify the Lender if they have not received notice of renewal instructions from the relevant Borrower or its Lenders not less than 5 days before the expiry of the obligatory insurances; and

29.9.2.4	they will notify, or procure that the Approved Insurers will notify, the Lender if they have received instructions to renew and of the terms of the instructions;

29.9.2.5	they will arrange for a separate policy to be issued in respect of the Data Centre Assets forthwith upon being so requested by the Lender at the cost of the Lender and upon the Lender executing such fee letter as the Approved Broker may reasonably require.

29.10	Deposit of original policies

The Borrower and/or SAVVIS, Inc., as appropriate, shall procure that all policies relating to obligatory insurances are deposited with the Approved Brokers through which the insurances are effected or renewed.

29.11	Payment of premiums

The Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so reasonably required by the Lender.

29.12	Compliance with terms of insurances

29.12.1	Neither SAVVIS, Inc. nor the Borrower shall do nor omit to do (or permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part.

29.12.2	Without limiting Clause 29.12.1, SAVVIS, Inc. or any of its Affiliates shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Lender has not given its prior approval.

29.13	Alteration to terms of obligatory insurances

SAVVIS, Inc. or any of its Affiliates shall not make or agree to any alteration to the terms of any obligatory insurance or waive any right relating to any obligatory insurance without the prior written consent of the Lender (such consent not be unreasonably withheld or delayed).

29.14	Power to Remedy

In case of default by the Borrower and/or SAVVIS, Inc. under this Clause 29 the Lender, after providing 5 Business Days advance notice, may effect such insurances as the Lender may consider necessary or desirable. The Borrower will keep the Lender indemnified against all losses, costs, charges and expenses incurred in connection with the exercise of the powers contained in this Clause 29.

29.15	Settlement of claims

29.15.1	Neither the Borrower nor SAVVIS, Inc. shall settle, compromise or abandon any claim under any obligatory insurance relating to the Data Centre Assets for Total Loss or for a Major Claim.

29.15.2	The Borrower shall do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

30	EVENTS OF DEFAULT

30.1	General

Each of the events or circumstances set out in this Clause 30 is an Event of Default.

30.2	Non-payment

The Borrower and/or SAVVIS, Inc. does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable and such payment remains unpaid for 5 (five) Business Days after its due date.

30.3	Specific obligations

30.3.1	A breach occurs of any term(s) and/or requirement(s) of Clauses 4.2.3 (Waiver of Conditions Precedent) 27.4 (Title), 27.5 (Negative pledge) and 29.2 (Obligatory Insurances) and such breach is not capable of being cured within 5 (five) Business days.

30.3.2	A breach occurs of any of the covenants contained in Clause 24 .

30.3.3	There is a failure to perform any of the obligations contained in Clause 25 or Clause 4.2.3.2(i).

30.4	Other obligations

30.4.1	The Borrower and/or SAVVIS, Inc. does not comply with any provision(s) of any Finance Document(s) (other than those referred to in Clauses 30.2 and 30.3).

30.4.2	No Event of Default under Clause 30.4.1 will occur if the failure to comply is capable of remedy in full (in the Lender’s opinion acting reasonably) and is remedied within 30 days of the occurrence of the failure.

30.5	Misrepresentation

Any representation (including, but not limited to the representations in Clause 24 (Financial Covenants)), conditions precedent or statement made or deemed to be made by the Borrower or SAVVIS, Inc. in any Finance Document(s) or any other document delivered by or on behalf of the Borrower or SAVVIS, Inc. under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made and is not remedied within 30 days of the date the same is made or deemed to be made.

30.6	Cross default

30.6.1	Any Financial Indebtedness of the Borrower and/or SAVVIS, Inc. is not paid when due nor within any originally applicable grace period.

30.6.2	Any Financial Indebtedness of the Borrower and/or SAVVIS, Inc. is declared to be or otherwise becomes payable before its specified maturity as a result of an event of default (however described).

30.6.3	Any commitment for any Financial Indebtedness of the Borrower and/or SAVVIS, Inc. is cancelled or suspended by a creditor as a result of an event of default (however described).

30.6.4	Any creditor of the Borrower and/or SAVVIS, Inc. becomes entitled to declare any Financial Indebtedness payable before its specified maturity as a result of an event of default (however described).

30.6.5	Any Security Interest securing any Financial Indebtedness of the Borrower or SAVVIS, Inc. becomes enforceable.

30.6.6	Save in relation to any Financial Indebtedness of the Borrower under this Agreement no Event of Default will occur under Clauses 30.6.1 to 30.6.5 if (after any applicable grace period) the aggregate amount of Financial Indebtedness, or commitment for Financial Indebtedness, falling within Clauses 30.6.1 to 30.6.5 is less than £5 million (or its equivalent in any other currency).

30.6.7	An event of default or any similar termination event occurs in a lease, loan or any other financing document entered into between any Lender or any member of the Lender’s Group and any member of the Group, and such Lender or member of the Lender’s Group shall have given notice under such lease, loan or other financing document to terminate, cancel or accelerate payment under the same and any amounts falling due on such termination, cancellation or acceleration are not paid when due or within any applicable grace period.

30.7	Default under Wells Fargo Facility

30.7.1	Any amount due and payable by SAVVIS, Inc. or any Affiliate under the Wells Fargo Facility is declared to be or otherwise becomes payable before its specified maturity as a result of an event of default or any mandatory prepayment provision thereunder (however described).

30.8	Property

The Landlord terminates the Borrower’s rights to occupy any material part of the Land pursuant to any right the Landlord has to do so.

30.9	Contractor

Following a material default by Nova CM Limited under the terms of its Construction Contract, if the Borrower fails within 3 months of such default to procure that the Construction Contract is performed by a replacement contractor such replacement contractor to be agreed by the Lender (whose consent shall not be reasonably withheld or refused).

30.10	Insolvency

30.10.1	Any of the following occurs in respect the Borrower or SAVVIS, Inc.:

30.10.1.1	it is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or is insolvent;

30.10.1.2	it admits its inability to pay its debts as they fall due;

30.10.1.3	it suspends making payments on any of its debts or announces an intention to do so;

30.10.1.4	by reason of actual or anticipated financial difficulties, it commences negotiations with any of its creditors (or any class thereof) with a view to rescheduling any of its indebtedness; or

30.10.1.5	a moratorium is declared in respects of any of its indebtedness or any analogous procedure or step is taken in any jurisdiction.

30.10.2	If a moratorium occurs in respect of the Borrower or SAVVIS, Inc., the ending of the moratorium will not remedy any Event of Default caused by the moratorium.

30.10.3	The value of the assets of the Borrower or SAVVIS, Inc. is less than its liabilities (taking into account contingent and prospective liabilities).

30.11	Insolvency proceedings

30.11.1	Any corporate action, legal proceedings or other procedure or step is taken in respect of the Borrower and/or SAVVIS, Inc.:

30.11.1.1	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution (save where such proceedings, procedures or steps is (or are) frivolous or vexatious and is (or are) discharged or withdrawn within 30 days of commencement), administration, examinership or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower or SAVVIS, Inc.;

30.11.1.2	a composition, compromise, assignment or arrangement with any of its creditors of Borrower or SAVVIS, Inc.;

30.11.1.3	the appointment of a liquidator, receiver, examiner, administrator, administrative receiver, compulsory manager or other similar officer in respect of it or any of its assets;

30.11.1.4	enforcement of any Security Interest over all or any material part of the assets of its assets and not discharged within 15 Business Days;

30.11.1.5	an order for the Winding Up, administration, examinership or dissolution is made in relation to it;

or any analogous procedure or step is taken in any jurisdiction.

30.12	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Borrower or SAVVIS, Inc. with an aggregate value in excess of £2,000,000 (or its equivalent in any other currency) and is not discharged within 15 Business Days.

30.13	Ownership and Control of the Borrower and SAVVIS, Inc.

30.13.1	The Borrower is not or ceases to be a Subsidiary of SAVVIS, Inc.; or

30.13.2	There is any change of control of SAVVIS, Inc. from that existing at the date of this Agreement and for the purposes of this Agreement, “change of control” means that any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the US Securities Exchange Act 1934, as amended (the “Exchange Act”), other than Welsh, Carson, Andersen & Stowe and its Affiliates, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of 50% or more, of the stock of SAVVIS, Inc. having the right to vote for the election of members of the Board of Directors.

30.14	Cessation of business

30.14.1	The Borrower and/or SAVVIS, Inc. ceases or suspends carrying on its business or any material part of it.

30.15	Construction Contracts

30.15.1	Any Construction Contract is altered or changed in such as way as to have a Material Adverse Effect.

30.15.2	Any material Construction Contract is terminated before the Construction Period End Date, other than by reason of the completion of all the obligations of the Contractor thereunder or any Contractor fails to fulfil its material obligations under any Construction Contract and an alternative contractor has not been appointed within three months of such failure.

30.16	Unlawfulness

It is or becomes unlawful for:

30.16.1	the Borrower and/or SAVVIS, Inc. to perform any of its obligations under the Finance Documents; or

30.16.2	for the Lender to exercise or enforce any of its rights under, or any Security Interest created by, the Finance Documents.

30.17	Security

Any Security Interest (or any Security Agreement) and/or indemnity is not in full force and effect or is repudiated or the Borrower and/or SAVVIS, Inc. repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

30.18	Ranking of security

Any Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such Security Interest proves to have ranked after, or loses its priority to, any other Security Interest.

30.19	Failure to Achieve Milestones

The Borrower fails to provide evidence to the Lender’s satisfaction (acting reasonably) that all of the Milestones have been achieved in accordance with the Works Schedule (as may be amended from time to time pursuant to Clause 23.4.3) on or prior to 31 December 2008.

30.20	Material Adverse Effect

Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

30.21	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing at such time the Lender may by notice to the Borrower:

30.21.1	cancel the Total Commitments, whereupon they shall immediately be cancelled;

30.21.2	declare that all or part of the Advances made during the Construction Period or the Power Loan Construction Period or the Loans (as appropriate), together with accrued interest, and all other amounts accrued or outstanding (including, but not limited to, Break Costs (minus any Break Gains)) under the Finance Documents be immediately payable, whereupon they shall become immediately payable; and/or

30.21.3	declare that all or part of the Loans be payable on demand, whereupon it shall immediately become payable on demand by the Lender.

30.22	Enforcement of security

On and at any time after the occurrence of an Event of Default which is continuing at such time the Lender may take any action which, as a result of the Event of Default or any notice served under Clause 30.21, the Lender is entitled to take under any Finance Document or any applicable law or regulation.

SECTION 8

CHANGES TO PARTIES

31	ASSIGNMENT BY THE LENDER

31.1	Assignment by the Lender

The Lender may assign any of its rights under the Finance Documents to an Affiliate of the Lender or to an OECD bank with a Standard & Poors rating of at least A.

31.2	Disclosure of information

The Lender may disclose to any of its Affiliates and any other person:

(a)	to (or through) whom the Lender assigns (or may potentially assign) all or any of its rights under this Agreement;

(b)	with (or through) whom the Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, the Group and the Finance Documents as the Lender shall consider appropriate, provided that in relation to any disclosure under sub-clauses (a) and (b) above, the person to whom the information is to be disclosed has entered into a confidentiality undertaking either in Loan Market Association recommended form or as may otherwise be reasonably agreed between the Lender and the Borrower.

32	CHANGES TO THE OBLIGORS

Neither Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 10

ADMINISTRATION AND INDEMNITIES

33	PAYMENT MECHANICS

33.1	Payments

33.1.1	On each date on which an Obligor or the Lender is required to make a payment under a Finance Document, the Obligor or the Lender (as appropriate) shall make the same available to the Lender or that Obligor for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

33.2	Application of receipts; partial payments

33.2.1	Except as any Finance Document may otherwise provide, any payment that is received or recovered by the Lender under or in connection with any Finance Document or pursuant to the enforcement of the rights of the Lender under or pursuant to any Finance Document shall be applied in the following order:

(a)	first, in or towards payment of any amounts then due and payable to the Lender under any of the Finance Documents, and

(b)	secondly, any surplus shall be paid to the Borrower or to any other person who appears to be entitled to it.

33.2.2	If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by the Obligors under the Finance Documents, the Lender shall apply that payment towards the obligations of the Obligors under the Finance Documents in the following order:

(a)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Lender under the Finance Documents;

(b)	secondly, in or towards payment pro rata of any accrued interest, fee or commission payable but unpaid under this Agreement;

(c)	thirdly, in or towards payment pro rata of any principal payable but unpaid under this Agreement; and

(d)	fourthly, in or towards payment pro rata of any other sum payable but unpaid under the Finance Documents.

33.2.3	The Lender may vary the order set out in Clause 33.2.2, acting reasonably.

33.2.4	Clause 33.2.1, Clause 33.2.2 and Clause 33.2.3 will override any appropriation made by an Obligor.

Amendment No. 9 to Credit Agreement

33.3	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

33.4	Business Days

33.4.1	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

33.4.2	During any postponement of the due date for payment of any principal or Unpaid Sum under this Agreement, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

33.5	Currency of account

33.5.1	Subject to Clause 33.5.2 and Clause 33.5.3, Sterling is the currency of account and payment for any sum due from an Obligor under any Finance Document.

33.5.2	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

33.5.3	Any amount expressed to be payable in a currency other than Sterling shall be paid in that other currency.

33.6	Change of currency

33.6.1	Unless otherwise prohibited by law, if more than one currency or currency unit is at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(a)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Borrower); and

(b)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

33.6.2	If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

33.7	Disruption to Payment Systems etc.

If either the Lender determines (in its discretion) that a Disruption Event has occurred or the Lender is notified by the Borrower that a Disruption Event has occurred:

33.7.1	the Lender may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Lender may deem necessary in the circumstances;

33.7.2	the Lender shall not be obliged to consult with the Borrower in relation to any changes mentioned in Clause 33.7.1 if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

33.7.3	any such changes agreed upon by the Lender and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 40 (AMENDMENTS AND WAIVERS);

33.7.4	the Lender shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 33.7.

34	SET-OFF

The Lender may set off any matured obligation due from an Obligor under the Finance Documents against any matured obligation owed by the Lender to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

35	NOTICES

35.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or telex.

35.2	Addresses

Subject to Clause 44, the address, fax number and telex number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is that specified in Schedule 1 Part I (The Parties ) or any substitute address, fax number, telex number or department or officer as the Party may notify to the other Party by not less than five Business Days’ notice.

35.3	Delivery

35.3.1	Subject to Clause 44, any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

(c)	if by way of telex, when despatched, but only if, at the time of transmission, the correct answerback appears at the start and at the end of the sender’s copy of the notice,

and, if a particular department or officer is specified as part of its address details provided under Clause 35.2 (Addresses ), if addressed to that department or officer.

35.3.2	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

35.4	English language

35.4.1	Any notice given under or in connection with any Finance Document must be in English.

35.4.2	All other documents provided under or in connection with any Finance Document must be:

(a)	in English; or

(b)	if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

36	CALCULATIONS AND CERTIFICATES

36.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

36.2	Certificates and determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

36.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and will be calculated on the basis of the actual number of days elapsed and a year of 365 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

37	CONDUCT OF BUSINESS BY THE LENDER

37.1	Conduct of business

No provision of this Agreement will:

(a)	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

38	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions under the law of that jurisdiction nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

39	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

40	AMENDMENTS AND WAIVERS

Any term of the Finance Documents may be amended or waived only with the consent of the Lender and the Obligors and only subject to the terms of the Intercreditor Agreement. Any such amendment or waiver will be binding on all Parties.

41	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

42	GOVERNING LAW

This Agreement is governed by English law.

43	ENFORCEMENT

43.1	Jurisdiction

43.1.1	Subject to Clause 43.1.3, the courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

43.1.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

43.1.3	The Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

44	AGENT FOR SERVICE OF PROCESS

Without prejudice to any other mode of service allowed under any relevant law, SAVVIS, Inc. irrevocably appoints the Borrower as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement and SAVVIS, Inc. agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned. The Borrower hereby accepts such appointment.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

EXECUTION PAGES

BORROWER

SIGNED by for and on behalf of	) )	/s/ Jeffrey H. Von Deylen
SAVVIS UK LIMITED acting by	Director

/s/ Edward Mueller

Director/Secretary

GUARANTOR

SIGNED by for and on behalf of	) )	/s/ Jeffrey H. Von Deylen
SAVVIS, INC.	)	Chief Financial Officer
)
LENDER

SIGNED by for and on behalf of	) )
LOMBARD NORTH CENTRAL PLC in the presence of:	) )	/s/ P. A. Stranaghan